Exhibit (f)(1)

FINAL FORM

LOAN AGREEMENT

By and Among

THE BORROWER IDENTIFIED ON THE SIGNATURE PAGES HEREOF

as Borrower,

THE BANK OF NEW YORK MELLON

as Administrative Agent and Collateral Agent,

and

THE UNITED STATES DEPARTMENT OF THE TREASURY

as Lender

Dated as of the date set forth on Schedule A

6.02	Notices of Material Events	37
6.03	Existence; Conduct of Business	38
6.04	Payment of and Compliance with Obligations	38
6.05	Maintenance of Properties	39
6.06	Books and Records; Inspection	39
6.07	Compliance with Laws	40
6.08	Certain Obligations Respecting Subsidiaries; Further Assurances	40
6.09	Use of Proceeds	41
6.10	Investment Guidelines	41
6.11	OFAC	41
6.12	Financing Subsidiaries	41
6.13	Information; Reports	41
6.14	USA PATRIOT Act	41
6.15	Compliance Rules	42

SECTION 7. NEGATIVE COVENANTS		42
7.01	Indebtedness	42
7.02	Liens	42
7.03	Fundamental Changes	42
7.04	Investments	42
7.05	Restricted Payments	42
7.06	Certain Restrictions on Subsidiaries	42
7.07	Transactions with Affiliates	43
7.08	Lines of Business	43
7.09	No Further Negative Pledge	43
7.10	Modifications of Certain Agreements	43
7.11	Hedge Agreements	43
7.12	Subsidiary Capitalization	43
7.13	Accounts	43
7.14	Payments	44
7.15	Embargoed Person	44

SECTION 8. EVENTS OF DEFAULT		44
8.01	Events of Default	44
8.02	Remedies	46

SECTION 9. AGENCY PROVISIONS		46
9.01	Appointment	46
9.02	Delegation of Duties	47
9.03	Exculpatory Provisions	47
9.04	Reliance by Administrative Agent	47
9.05	Notice of Default	47
9.06	Non-Reliance on Administrative Agent	48
9.07	Resignation and Removal of Administrative Agent	48
9.08	Status of Successor Administrative Agent	49
9.09	Merger of the Administrative Agent	49
9.10	Other Business Relationships	49
9.11	Register	50
9.12	Certain Matters Affecting the Administrative Agent	50

SECTION 10. MISCELLANEOUS		50
10.01	Amendments and Waivers	50
10.02	Notices	51
10.03	No Waiver; Cumulative Remedies	52
10.04	Survival	52
10.05	Payment of Expenses, Taxes and Indemnification	52
10.06	Successors and Assigns	53
10.07	Captions	53
10.08	Counterparts and Facsimile	53
10.09	Set-Off	54
10.10	Severability	54
10.11	Integration	54
10.12	GOVERNING LAW	54
10.13	SUBMISSION TO JURISDICTION; WAIVERS	54
10.14	WAIVER OF JURY TRIAL	55
10.15	Limited Recourse	55
10.16	Acknowledgments	55
10.17	Confidentiality	55
10.18	Schedule A	56
10.19	Lender in Capacity as an Investor	56
10.20	Limitation of Liability	57
10.21	Termination	57

SCHEDULES

SCHEDULE A	Supplement to Loan Agreement

SCHEDULE B	Valuation Process

SCHEDULE 5.13	Subsidiaries

SCHEDULE 5.14	Ownership of Subsidiaries

EXHIBITS

EXHIBIT A	Form of Note

EXHIBIT B	Form of Notice of Borrowing

EXHIBIT C	Form of Financial Statement Certificate

EXHIBIT D	Form of Calculation Certificate

EXHIBIT E	Form of Guarantee and Security Agreement

EXHIBIT F	Form of Custodial Agreement

EXHIBIT G	Form of Valuation Administration Agreement

EXHIBIT H	Form of Collateral Administration Agreement

EXHIBIT I	Form of Secretary’s Certificate

LOAN AGREEMENT

LOAN AGREEMENT, dated as of the date set forth on Schedule A, by and among the BORROWER IDENTIFIED ON THE SIGNATURE PAGES HEREOF (the “Borrower”), THE BANK OF NEW YORK MELLON, a New York state chartered bank, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”), and THE UNITED STATES DEPARTMENT OF THE TREASURY, as lender (in such capacity, the “Lender”).

RECITALS

The Borrower has requested that the Lender make Loans to it during the Commitment Period in an aggregate principal amount not to exceed the Maximum UST Debt Amount at any one time outstanding. The Lender is prepared to make such Loans to the Borrower upon the terms and subject to the conditions hereof, and, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.

1.01 Certain Defined Terms. As used herein (including in the preamble and recitals hereto), the following terms shall have meanings specified below:

“Accrual Period” shall mean, (a) initially, the period from and including the Effective Date to but excluding the first Loan Payment Date and (b) thereafter, each subsequent period from and including a Loan Payment Date to but excluding the next Loan Payment Date.

“Administrative Agent” shall have the meaning set forth in the preamble.

“Affiliate” shall have the meaning set forth in the Partnership Agreement.

“Agents” shall mean, together, the Administrative Agent and the Collateral Agent and “Agent” shall mean each of them.

“Applicable Margin” shall have the meaning set forth in Schedule A.

“Asset Coverage Ratio” shall have the meaning set forth in Schedule A.

“Asset Coverage Ratio Requirement” shall have the meaning set forth in Schedule A.

“Asset Coverage Test” shall have the meaning set forth in Schedule A.

“Available Amount” shall mean, on any date of determination, an amount equal to the lesser of (a) the Capital Commitment Percentage of the aggregate drawn Capital Commitments (excluding the amount of drawn Capital Commitments held on such date in the Working Capital Reserve until such time as (i) such amounts have been transferred into the Custodial Account or (ii) the Borrower has notified the Agents and the Lender that such amounts are to be allocated (and are actually used) to purchase Portfolio Investments, in each case as of such date) of all Partners as of such date and (b) the Maximum UST Debt Amount as of such date.

“Bankruptcy Exceptions” shall mean limitations on, or exceptions to, the enforceability of an agreement against a Person due to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or the application of general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning set forth in the preamble.

“Borrower Administrative Expenses” shall mean, collectively, for any Collection Period, the fees, expenses, liabilities and indemnity obligations (including reasonable fees and expenses of the Borrower’s counsel) and other amounts accrued during such Collection Period and due and payable, including the fees, expenses and other amounts payable (a) pursuant to the Loan Documents to or in respect of (i) the Administrative Agent and Affiliates, employees, directors, officers, advisors, administrators, agents and counsel of the Administrative Agent, (ii) the Collateral Agent and Affiliates, employees, directors, officers, advisors, administrators, agents and counsel of the Collateral Agent, (iii) the Collateral Administrator and Affiliates, employees, directors, officers, advisors, administrators, agents and counsel of the Collateral Administrator, (iv) the Custodian and Affiliates, employees, directors, officers, advisors, administrators, agents and counsel of the Custodian, (v) the Valuation Agent and Affiliates, employees, directors, officers, advisors, administrators, agents and counsel of the Valuation Agent and (vi) the Lender and Affiliates, employees, directors, officers, advisors, administrators, agents and counsel of the Lender, (b) as UST Management Fees, (c) as Private Vehicle Management Fees and (d) without duplication of the foregoing, as Partnership Expenses pursuant to Section 6.3(a)(i) through (iv) and clauses (vi) through (ix) of the Partnership Agreement.

“Borrower Documents” shall have the meaning set forth in Section 6.06.

“Broker” shall have the meaning set forth in Schedule B and shall include any successor appointed in such capacity in accordance with Section 10.01.

“Business Day” shall mean a day which is not a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City or Washington, D.C.; provided that (i) for purposes of determining LIBOR, the term shall exclude any day on which banks are not open for dealing in Dollar deposits in the London interbank eurodollar market and (ii) when used in the definition of “Market Value” shall mean any day when markets are open for trading in the relevant securities.

“Capital Commitment” shall have the meaning set forth in the Partnership Agreement.

“Capital Commitment Percentage” shall have the meaning set forth in Schedule A.

“Capital Contribution” shall have the meaning set forth in the Partnership Agreement.

“Cash” shall mean any immediately available funds in Dollars.

“Cause” shall have the meaning set forth in the Partnership Agreement.

“Code” shall have the meaning set forth in the Partnership Agreement.

“Collateral” shall have the meaning set forth in the Guarantee and Security Agreement.

“Collateral Administration Agreement” shall mean the Collateral Administration Agreement, dated as of the date set forth on Schedule A, among the Borrower and Collateral Administrator, substantially in the form of Exhibit H.

“Collateral Administrator” shall mean The Bank of New York Mellon, not in its individual capacity, but solely in its capacity as collateral administrator under the Collateral Administration Agreement, and any successor thereto appointed in such capacity in accordance with the terms of the Collateral Administration Agreement.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collection Period” shall mean, (a) initially, the period commencing on the Effective Date and ending on and including the next succeeding Determination Date, and (b) thereafter, each period commencing on and including the day following each Determination Date and ending on and including the next succeeding Determination Date. Notwithstanding the foregoing, the final Collection Period shall end on the Maturity Date.

“Collections” shall mean, without duplication, (a) all payments under or in respect of, or any proceeds of, any Portfolio Investments, including all proceeds from the Disposition of any Portfolio Investments, all amounts received from regularly scheduled repayments of principal or amounts received in respect of prepayments of principal, in each case on any Portfolio Investments, and all interest payments on any Portfolio Investments;

(b)              all Hedge Payments received (on a net basis) from Permitted Hedge Counterparties under Permitted Interest Rate Hedges (other than Hedge Payments of the type described in clause (b) of the definition thereof);

(c)              all amounts returned to the Borrower or any Guarantor from any Permitted Hedge Counterparty after release of such amounts from the margin posting requirements under any credit support annex benefiting such Permitted Hedge Counterparty;

(d)              amounts received from Financing Subsidiaries in accordance with Section 6.12; and

(e)              all other payments or proceeds in respect of the Collateral, including any insurance proceeds, and any income or return earned on any funds or assets on deposit in the Custodial Account and the Interest Reserve Account.

It is understood that amounts constituting drawn Capital Commitments or transferred from the Working Capital Reserve into the Custodial Account shall not constitute “Collections”.

“Commitment Period” shall mean the Investment Period as extended for a period no longer than sixty (60) days thereafter to the extent that the obligation of UST to make Capital Contributions is continuing during such period as provided in Section 3.1(a)(i) of the Partnership Agreement.

“Compliance Rules” shall have the meaning set forth in the Partnership Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Interest Promissory Note” shall have the meaning set forth in the Partnership

Agreement.

“Contractual Obligation” shall mean, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control” or “Controlled” shall have the meaning set forth in the Partnership Agreement.

“Controlled Affiliate” shall have the meaning set forth in Section 5.16(a).

“CUSIP” shall have the meaning set forth in the Partnership Agreement.

“Custodial Account” shall have the meaning set forth in Schedule A.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date set forth on Schedule A, among the Borrower, the Administrative Agent, the Collateral Agent and the Custodian, substantially in the form of Exhibit F.

“Custodian” shall mean The Bank of New York Mellon, not in its individual capacity, but solely in its capacity as custodian under the Custodial Agreement, and any successor thereto appointed in such capacity in accordance with the terms of the Custodial Agreement.

“Default” shall mean any event or condition which constitutes an Event of Default or that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Default Priority of Payments” shall have the meaning set forth in Section 2.07(b).

“Default Rate” shall mean 2.00% per annum above the interest rate otherwise applicable to the Loans.

“Deliver” shall have the meaning set forth in the Guarantee and Security Agreement.

“Determination Date” shall mean the last Business Day of each month; provided that the initial Determination Date shall occur in the month following the month in which the Effective Date occurs and the final Determination Date shall occur on the Maturity Date.

“Disabling Event” shall have the meaning set forth in the Partnership Agreement.

“Disposition” shall mean with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution Account” shall have the meaning set forth in the Partnership Agreement.

“Dollars” or “$” shall mean lawful currency of the United States.

“EAWA” shall have the meaning set forth in the Partnership Agreement.

“EESA” shall have the meaning set forth in the Partnership Agreement.

“Effective Date” shall have the meaning set forth in Schedule A.

“Eligible Account” shall have the meaning set forth in the Guarantee and Security Agreement.

“Eligible Assets” shall have the meaning set forth in the Partnership Agreement.

“Eligible Institution” shall have the meaning set forth in the Guarantee and Security Agreement.

“Embargoed Person” shall have the meaning set forth in Section 5.17.

“Equity Interests” shall mean any and all equity interests, including any shares of capital stock, membership or partnership interests, participations, beneficial interests or other equivalents whether certificated or uncertificated (however designated) of a corporation, limited liability company, partnership, statutory trust, common law trust or any other entity, and any and all similar ownership interests in a Person and any and all warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” shall have the meaning set forth in the Partnership Agreement.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” shall mean (a) any Reportable Event or a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA); (b) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (c) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (d) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, that it has incurred or will be assessed Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (e) the occurrence of a nonexempt Prohibited Transaction with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could reasonably be expected to be liable.

“Escrow Account” shall have the meaning set forth in the Partnership Agreement.

“Event of Default” shall have the meaning set forth in Section 8.01.

“Excluded Property” shall have the meaning set forth in the Guarantee and Security Agreement.

“Executive Order” shall have the meaning set forth in Section 5.17.

“Feeder Vehicle” shall have the meaning set forth in the Partnership Agreement.

“Financial Covenants” shall have the meaning set forth in Schedule A.

“Financing Subsidiary” shall mean a direct or indirect wholly owned Subsidiary of the Borrower to which any Loan Party sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments and/or which otherwise purchases, finances and Disposes of Eligible Assets or Temporary Investments, which engages in no other material activities other than in connection with the purchase, owning, holding and Disposition of such assets and which is designated by the Borrower (as provided below) as a Financing Subsidiary and which at all times is in compliance with the following:

(a)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Financing Subsidiary (i) is guaranteed by any Loan Party, (ii) is recourse to or obligates any Loan Party in any way, other than through the giving of customary representations, warranties and indemnities in connection with (x) purchase and trading agreements entered into in the ordinary course in connection with transactions involving Eligible Assets and that could not reasonably be expected to result in a Material Adverse Effect or (y) the participation of such Subsidiary in a TALF MLSA or any related customer agreement with a primary dealer that is required as a condition by the Federal Reserve Bank of New York or such primary dealer to such participation, or (iii) subjects any Property of any Loan Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(b)           no Loan Party has any material contract, agreement, arrangement or understanding with such Financing Subsidiary other than on terms no less favorable to such Loan Party than those that might be obtained at the time from Persons that are not Affiliates of any Loan Party (other than as permitted by clause (a) above), and

(c)           no Loan Party has any obligation to maintain or preserve such Financing Subsidiary’s financial condition or cause such Financing Subsidiary to achieve certain levels of operating results.

Any such designation by the Borrower of a Subsidiary as a Financing Subsidiary shall be effected pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent and Lender, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions. Each Subsidiary of a Financing Subsidiary shall be deemed to be a Financing Subsidiary and shall comply with the foregoing requirements of this definition.

“Foreign Assets Control Regulation” shall have the meaning set forth in Section 5.17.

“Funding Date” shall have the meaning set forth in Section 2.03(a).

“Fund Managers” shall mean each of (a) AllianceBernstein, LP; (b) Angelo, Gordon & Co., L.P. and GE Capital Real Estate (who, for the avoidance of doubt, shall be deemed a single Fund Manager); (c) BlackRock, Inc.; (d) Invesco Ltd.; (e) Marathon Asset Management, L.P.; (f) Oaktree Capital Management, L.P.; (g) RLJ Western Asset Management, LP.; (h) The TCW Group, Inc.; and (i) Wellington Management Company, LLP, but only to the extent any of the foregoing fund managers continues to manage a borrower or fund that is continuing to participate in the Initial PPIP.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, including in respect of interim statements; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7 or the calculation of any Financial Covenant, the Lender and the Borrower shall negotiate in good faith amendments to the provisions of this Loan Agreement that relate to the calculation of such covenant or Financial Covenant with the intent of having the result of the calculation formula of any such covenant or Financial Covenant after such change in GAAP conform as nearly as possible to the result of the calculation formula of any such covenant or Financial Covenant as of the date of this Loan Agreement and, until any such amendments have been agreed upon, the covenants in Section 7 and the Financial Covenants shall be calculated as if no such change in GAAP has occurred.

“GAO” shall have the meaning set forth in the Partnership Agreement.

“General Partner” shall have the meaning set forth in Schedule A.

“General Partner Group” shall have the meaning set forth in the Partnership Agreement.

“General Partner Group Documents” shall have the meaning set forth in Annex B to the Partnership Agreement.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulating organization and any court or arbitrator, in each case having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Guarantee and Security Agreement” shall mean the Guarantee and Security Agreement, dated as of the date set forth on Schedule A, between the Borrower, the Lender, the Administrative Agent and the Collateral Agent, on behalf of the Secured Parties referenced therein, substantially in the form of Exhibit E.

“Guarantee Assumption Agreement” shall mean a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Collateral Agent and an entity that, pursuant to Section 6.08(a), is required to become a “Guarantor” under the Guarantee and Security Agreement (with such changes as the Collateral Agent shall request, consistent with the requirements of Section 6.08(a)).

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or customary representations, warranties and indemnities in connection with purchase and trading agreements entered into in the ordinary course in connection with transactions involving Eligible Assets or (y) guarantees of any Financing Subsidiary. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” shall mean, at any time, each Subsidiary of the Borrower that, at such time, is a guarantor under the Guarantee and Security Agreement (it being understood that, except as required by Section 6.08, no Financing Subsidiary shall be required to become a Guarantor).

“Hedge Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedge Payments” shall mean (a) any amounts in respect of any periodic, termination or other payments (excluding the posting of margin) due and owing at such time under Permitted Interest Rate Hedges, (b) any amounts required to be posted or pledged as collateral in respect of margin requirements under the terms of any credit support annex of a Permitted Interest Rate Hedge entered into in connection with a Permitted Interest Rate Hedge and (c) any amounts constituting interest payable under any applicable credit support annex in respect of amounts posted or pledged as margin and held as collateral under such credit support annex.

“Indebtedness” of any Person, shall mean, at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and not more than sixty (60) days past due unless otherwise being contested by appropriate proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all net obligations of such Person in respect of Hedge Agreements. The amount of any Indebtedness of any Person for purposes of clause (i) above shall be deemed to be equal to the lower of (x) the aggregate unpaid amount of such Indebtedness or (y) the fair market value of the Property encumbered on a non-recourse basis to secure such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligations in respect of Hedge Agreements on any date shall be deemed to be the Swap Termination Value.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.05.

“Indemnitee” shall have the meaning set forth in Section 10.05.

“Information” shall have the meaning set forth in Section 10.17.

“Initial PPIP” shall mean the initial round of the PPIP, as described in the Joint Statement by Secretary of the Treasury Timothy F. Geithner, Chairman of the Board of Governors of the Federal Reserve System Ben S. Bernanke, and Chairman of the Federal Deposit Insurance Corporation Sheila Bair on the Legacy Asset Program, dated July 8, 2009 and available at http://www.ustreas.gov.

“Interest Amount” shall mean, with respect to any Loan Payment Date, the amount of interest accrued on the Principal Amount from time to time outstanding during the preceding Accrual Period.

“Interest Reserve Account” shall have the meaning set forth in Schedule A.

“Investment” shall mean, for any Person, (a) Equity Interests, bonds, notes, debentures, other securities or other assets constituting a business unit of any other Person or any acquisition of any Equity Interests, bonds, notes, debentures, other securities or other assets constituting a business unit of, or any other investment in, any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale or any total return swap pursuant to which such Person acquires the economic risk of ownership of any of the foregoing), (b) deposits, advances, loans, other extensions of credit (by way of guaranty or otherwise) or capital contributions made to any other Person (including purchases of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) and (c) Hedge Agreements.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Guidelines” shall have the meaning set forth in the Partnership Agreement.

“Investment Period” shall have the meaning set forth in the Partnership Agreement.

“ISIN” shall have the meaning set forth in the Partnership Agreement.

“Key Person” shall have the meaning set forth in the Partnership Agreement.

“Key Person Event” shall have the meaning set forth in the Partnership Agreement.

“Lender” shall have the meaning set forth in the preamble.

“LIBOR” shall mean the rate for eurodollar deposits for a period equal to one month appearing on Reuters Screen LIBOR01 Page or if such rate ceases to appear on Reuters Screen LIBOR01 Page, on any other service providing comparable rate quotations at approximately 11:00 a.m., London time on the date of determination. LIBOR shall be determined for each Accrual Period on the second Business Day preceding the first day of such Accrual Period.

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge or security interest in, on or of such asset or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof.

“Limited Partners” shall have the meaning set forth in the Partnership Agreement.

“Loan” shall have the meaning set forth in Section 2.01(a).

“Loan Agreement” shall mean this Loan Agreement.

“Loan Documents” shall mean this Loan Agreement, any Note, the Security Documents, the Collateral Administration Agreement, the Valuation Administration Agreement, and all other documentation entered into in connection with the transactions contemplated under such documents (it being understood that documentation related to Permitted Interest Rate Hedges, other than the Security Documents, if applicable, shall not be considered Loan Documents).

“Loan Parties” shall mean, collectively, the Borrower and the Guarantors, and “Loan Party” shall mean each of them.

“Loan Payment Date” shall mean the tenth (10th) Business Day following each Determination Date; provided that the final Loan Payment Date shall occur on the Maturity Date.

“Majority Fund Managers” shall mean, at any date, a majority of the number of Fund Managers then participating in the Initial PPIP at such date. The Majority Fund Managers shall be determined without regard to the number of borrowers or the volume or amount of assets that any such Fund Manager may be managing as part of the Initial PPIP.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations T, U and X.

“Market Value” shall mean, as of any date of determination,

(a)     with respect to each Eligible Asset, the value of such Eligible Asset as determined by the Valuation Agent as of the applicable Measurement Date and delivered to the Borrower and the Agents, in each case in accordance with the Valuation Process;

(b)     with respect to each Temporary Investment (other than Cash), the value of such Temporary Investment as determined by the Valuation Agent as of the applicable Measurement Date and delivered to the Borrower and the Agents, in each case in accordance with the Valuation Process; and

(c)     with respect to any Cash in the Custodial Account or the Interest Reserve Account, 100% of its par amount.

“Mark to Model Valuation Provider” shall have the meaning set forth in Schedule B and shall include any successor appointed in such capacity in accordance with Section 10.01.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, property or condition (financial or otherwise) of the Loan Parties and their Subsidiaries (taken as a whole), (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents to which the Loan Parties are a party, (c) the validity or enforceability of any of the Loan Documents to which they are a party, (d) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lender under any of the Loan Documents, or (e) the Collateral (taken as a whole).

“Maturity Date” shall mean the earliest of (i) the tenth anniversary of the Effective Date, (ii) the date of expiration, termination or dissolution of the Borrower, and (iii) such earlier time as the Obligations have been accelerated pursuant to Section 8.02.

“Maximum UST Debt Amount” shall have the meaning set forth in Schedule A.

“Measurement Date” shall mean:

(a)              with respect to the calculation of the Market Value of Portfolio Investments for purposes of the calculation of the Asset Coverage Test and the Asset Coverage Ratio Requirement pursuant to Sections 2.07(a)(v) and (viii) and Section 6.01(d), respectively, the last Business Day of each month; provided that the initial Measurement Date under this clause (a) shall occur in the month following the month in which the Effective Date occurs; and

(b)              with respect to the calculation of the Market Value of Portfolio Investments for purposes of determining (i) compliance with the Asset Coverage Test pursuant to Section 2.07(c)(i)(B), (ii) compliance with the Financial Covenants pursuant to Section 4.02(b)(v), (iii) compliance with the Financial Covenants pursuant to clause (b) of the definition of “Permitted Investments”, (iv) the Market Value of Portfolio Investments for purposes of Section 7.01(a) of the Guarantee and Security Agreement and (v) any other applicable provision in the Loan Documents, the last Business Day immediately preceding the date of such calculation for which a Market Value has been calculated pursuant to Part I and Part III, as applicable, of the Valuation Process, and delivered by the Valuation Agent to the Borrower and the Agents as required pursuant to the Valuation Process.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are required to be made by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate or to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could reasonably be expected to have any direct or indirect liability or obligation, contingent or otherwise.

“Net Interest Income” shall mean, for any period, with respect to the Loan Parties, the sum of (i) all Cash interest income and Cash fees received on all Portfolio Investments owned directly by such Loan Parties during such period, plus (ii) all Cash dividends or similar distributions actually received by a Loan Party from a Financing Subsidiary during such period that are attributable to interest income or fees on Portfolio Investments (i.e., not constituting a return of capital) owned by such Financing Subsidiary, less (iii) Cash interest expense incurred by the Loan Parties during such period with respect to any Indebtedness of such Loan Parties.

“Non-Default Priority of Payments” shall have the meaning set forth in Section 2.07(a).

“Note” shall mean the promissory note provided for by Section 2.02(a) for the Loans and any promissory note delivered in substitution or exchange therefor.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03(a).

“Obligations” shall mean collectively, the unpaid principal of and interest on (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent or the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Loan Agreement, any other Loan Document, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees, prepayment premiums, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent or the Lender that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“OFAC” shall have the meaning set forth in the Partnership Agreement.

“Partners” shall have the meaning set forth in the Partnership Agreement.

“Partnership” shall have the meaning set forth in Schedule A.

“Partnership Agreement” shall have the meaning set forth in Schedule A.

“Partnership Expenses” shall have the meaning set forth in the Partnership Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Borrower Administrative Expenses” shall mean Borrower Administrative Expenses, other than the UST Management Fee and Private Vehicle Management Fees.

“Permitted Hedge Counterparty” shall mean the counterparty to each Permitted Interest Rate Hedge.

“Permitted Indebtedness” shall have the meaning set forth in Schedule A.

“Permitted Interest Rate Hedges” shall mean any Hedge Agreement designed to hedge against interest rate mismatches between Indebtedness otherwise permitted by this Loan Agreement and Eligible Assets or that is otherwise designed to reduce the Borrower’s or any of its Subsidiaries’ exposure to changes in prevailing interest rates, including interest rate caps and collars.

“Permitted Investments” shall have the meaning set forth in Schedule A.

“Permitted Liens” shall have the meaning set forth in Schedule A.

“Permitted Secured Hedge Counterparty” shall mean a counterparty to a Permitted Secured Interest Rate Hedge.

“Permitted Secured Interest Rate Hedge” shall have the meaning set forth in the Guarantee and Security Agreement.

“Person” shall have the meaning set forth in the Partnership Agreement.

“Plan” shall mean an employee benefit or other plan covered by Title IV of ERISA, other than a Multiemployer Plan, that is sponsored, established, contributed to or maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, or for which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could reasonably be expected to have any liability, whether actual or contingent (whether pursuant to Section 4069 of ERISA or otherwise).

“Portfolio Investments” shall mean Eligible Assets and Temporary Investments of the Borrower and its Subsidiaries, but excluding any Equity Interests in any Subsidiaries owned by the Borrower.

“PPIP” shall have the meaning set forth in the Partnership Agreement.

“Prepayment Percentage” shall have the meaning set forth in Schedule A.

“Prime Rate” shall have the meaning set forth in the Partnership Agreement.

“Principal Amount” shall mean the aggregate principal amount of Loans outstanding as of any date of determination.

“Priority of Payments” shall have the meaning set forth in Section 2.07(b).

“Private Investors” shall have the meaning set forth in the Partnership Agreement.

“Private Vehicle Documents” shall have the meaning set forth in the Partnership Agreement.

“Private Vehicle Management Fees” shall mean management fees payable by Private Investors.

“Private Vehicles” shall have the meaning set forth in the Partnership Agreement.

“Pro Forma” shall mean:

(a)              with respect to the calculation of the Asset Coverage Test pursuant to Section 2.07(a)(v) and Section 6.01(d), respectively, that such test shall be calculated as of the relevant date of calculation thereof (without recalculating the Market Value of Total Assets) after giving effect to (i) the repayment of any Principal Amount made pursuant to Section 2.07(a)(v) and (ii) all distributions and payments made (or to be made) pursuant to clauses (i) through (iv) of the Non-Default Priority of Payments (for the avoidance of doubt, payments under clause (i) or (ii) of this clause (a) shall reduce the aggregate amount of Total Assets);

(b)              with respect to the calculation of the Asset Coverage Ratio Requirement pursuant to Section 2.07(a)(viii), that such requirement shall be calculated as of the relevant date of calculation thereof (without recalculating the Market Value of Total Assets) after giving effect to all distributions and payments made (or to be made) pursuant to clauses (i) through (viii) of the Non-Default Priority of Payments (for the avoidance of doubt, all such distributions and payments shall reduce the aggregate amount of Total Assets);

(c)              with respect to the calculation of (i) the Asset Coverage Test pursuant to Section 2.07(c)(i)(B), (ii) the calculation of the Financial Covenants pursuant to Section 4.02(b)(v) and clause (b) of the definition of “Permitted Investments” and (iii) any other applicable provision in the Loan Documents, that such test shall be calculated as of the relevant date of calculation thereof after giving effect to, without duplication, (A) any borrowing or incurrence of any Loans made (or to be made) on such date of calculation, (B) any prepayment or repayment of any Loans, if any, made (or to be made) on such date of calculation, (C) if such calculation date is a Loan Payment Date, all distributions and payments made (or to be made) pursuant to the Priority of Payments on such date of calculation and (D) the use, Disposition and withdrawal from the Custodial Account and the Interest Reserve Account of any Cash (including the Disposition of any Temporary Investment for Cash, with the Market Value for such Disposed Temporary Investment being adjusted to reflect the actual amount of Cash received in connection with such Disposition) for the purpose of purchasing Portfolio Investments and the purchase of such Portfolio Investments, with the Market Value of such Portfolio Investments being deemed to be the purchase price thereof; provided that, except for a Disposition of Temporary Investments as contemplated in clause (D) above, with respect to any Disposition of a Portfolio Investment, the Borrower shall not account for such Disposition in its Pro Forma calculations until the settlement date of such Disposition; provided, further, that, with respect to the foregoing calculations, for purposes of making such calculations, after the giving of any Notice of Borrowing, the Borrower shall make such calculations by including the aggregate principal amount of Loans that will be incurred by the Borrower on the applicable Funding Date and the receipt of the net cash proceeds thereof; and

(d)              with respect to the calculation of the Required Interest Reserve Amount pursuant to Section 2.07(c)(i)(D), that such amount shall be as determined after giving effect to the Priority of Payments applications on the preceding Loan Payment Date.

“Pro Rata Shares” shall have the meaning set forth in the Partnership Agreement.

“Prohibited Jurisdiction” shall mean, any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person:

(a)              subject to the provisions of the Executive Order;

(b)              that is owned or Controlled by, or acting for or on behalf of, any person or entity that is subject to the provisions of, the Executive Order;

(c)              with whom the Lender is prohibited from dealing or otherwise engaging in any transaction by any Requirement of Law, including the Executive Order;

(d)              who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)              that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website,

http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f)            who is an Affiliate of or affiliated with a Person listed above.

“Prohibited Transaction” shall mean any transaction that is proscribed by Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Property” shall mean any right or interest in or to property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Register” shall have the meaning set forth in Section 9.11.

“Regulations T, U and X” shall mean, respectively, Regulations T, U and X of the Board (or any successor).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, administrators, counsel, agents, advisors and Controlling persons of such Person and such Person’s Affiliates.

“Relevant Person” shall have the meaning set forth in the Partnership Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived.

“Required Interest Reserve Amount” shall mean (a) on any Loan Payment Date, an amount equal to the amount of interest that the Collateral Administrator reasonably determines will accrue on the Principal Amount during the three Accrual Periods (or, if fewer Accrual Periods remain prior to and including the Maturity Date, such actual number of remaining Accrual Periods) commencing with the Accrual Period commencing on such date, based on the interest rate applicable to the Loans on such date and taking into account the effect of any Permitted Interest Rate Hedges (i.e., reduced by the amount of any ordinary expected swap receipts or increased by the amount of any ordinary anticipated swap payments other than margin payments) and (b) on any date of determination other than a Loan Payment Date, the amount of interest that the Collateral Administrator reasonably determines will accrue on the Principal Amount during the period beginning from and including the first day of the then-current Accrual Period through the two subsequent Accrual Periods (or, if fewer Accrual Periods remain prior to and including the Maturity Date, such actual number of remaining Accrual Periods) based on the interest rate applicable to the Loans on such date and taking into account the effect of any Permitted Interest Rate Hedges.

“Requirement of Law” shall mean, with reference to any Person, all laws (including common law and requirements under EESA and EAWA), statutes, rules, regulations, ordinances, treaties, judgments, decrees, injunctions, writs, determinations and orders of any arbitrator or a court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, (a) with respect to any Person that is a corporation or a limited liability company, any individual holding the position of chief executive officer, president, vice president, chief financial officer or treasurer, (b) with respect to any Person that is a partnership (i) any general partner or managing partner of such Person and any individual holding the position of chief executive officer, president, vice president, chief financial officer or treasurer or other authorized officer of the general partner or managing partner of such Person or (ii) if the general partner of such partnership is itself a partnership, any individual holding one of the foregoing positions of such general partner, (c)

with respect to any other Person, the designated officers of such Person, in each case whose name appears on a certificate of incumbency of such Person delivered in accordance with this Loan Agreement or the other Loan Documents, as such certificate may be amended from time to time and (d) with respect to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Valuation Agent or the Custodian, in each case, an individual having direct responsibility for the administration of this Loan Agreement and/or the Valuation Process.

“Restricted Payment” shall mean any dividend or other distribution (whether in Cash, securities or other property) with respect to any shares of any class of Equity Interests of the Borrower, or any payment (whether in Cash, securities or other property), including any set aside of assets for any sinking or analogous fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any such Equity Interests, whether now or hereafter outstanding, or any option, warrant or other right to acquire any such shares of Equity Interests.

“Reuters Screen LIBOR01 Page” shall mean the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Secondary Person” shall have the meaning set forth in the Partnership Agreement.

“Secured Obligations” shall have the meaning set forth in the Guarantee and Security Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lender and any Permitted Secured Hedge Counterparty.

“Security Documents” shall mean, collectively, the Guarantee and Security Agreement, the Custodial Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any of the Loan Parties pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Side Letters” shall have the meaning set forth in the Partnership Agreement.

“SIGTARP” shall have the meaning set forth in the Partnership Agreement.

“Subadvisors” shall have the meaning set forth in the Partnership Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power (other than securities or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity, or the management of which is otherwise directly or indirectly Controlled by such Person or one or more Subsidiaries of such Person. Unless otherwise qualified, all references to “Subsidiary” or “Subsidiaries” in this Loan Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Termination Value” shall mean in respect of one or more Hedge Agreements to which any Person may be a party (a) for any date on or after the date of such Hedge Agreement that has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined based upon one or more mid-market or readily available quotations provided by any recognized dealer in such Hedge Agreements.

“TALF MLSA” shall mean a Master Loan and Security Agreement among Federal Reserve Bank of New York, as lender, each of the primary dealers from time to time party thereto, each on behalf of itself and its respective customers as borrowers thereunder from time to time, The Bank of New York Mellon, as administrator, and The Bank of New York Mellon, as custodian, in connection with Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility, as amended, modified or supplemented from time to time by the Federal Reserve Bank of New York.

“Temporary Investment Income” shall have the meaning set forth in the Partnership Agreement.

“Temporary Investments” shall have the meaning set forth in the Partnership Agreement.

“Total Assets” shall mean with respect to any Person, on each Measurement Date, an amount equal to the Market Value of all Eligible Assets and Temporary Investments (including those held in the Interest Reserve Account) of such Person as determined in accordance with the Valuation Process as of each relevant Measurement Date and delivered by the Valuation Agent to the Borrower and the Agents, as required pursuant to the Valuation Process; provided that “Total Assets” shall not include Excluded Property.

“Trading with the Enemy Act” shall have the meaning specified in Section 5.17.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” shall have the meaning set forth in the Partnership Agreement.

“USA PATRIOT Act” shall have the meaning set forth in Section 5.16(d).

“UST” shall mean the United States Department of the Treasury.

“UST Management Fee” shall have the meaning set forth in the Partnership Agreement.

“UST Reallocation” shall have the meaning set forth in the Partnership Agreement.

“Valuation Administration Agreement” shall mean the Valuation Administration Agreement, dated as of the date set forth on Schedule A, among the Borrower and the Valuation Agent, substantially in the form of Exhibit G.

“Valuation Agent” shall mean The Bank of New York Mellon, not in its individual capacity, but solely in its capacity as valuation agent under the Valuation Administration Agreement, and any successor thereto appointed in such capacity in accordance with the terms of the Valuation Administration Agreement.

“Valuation Process” shall mean the Valuation Process for Determining Market Value of Portfolio Investments, substantially in the form of Schedule B.

“Vendor” shall have the meaning set forth in Schedule B and shall include any successor appointed in such capacity in accordance with Section 10.01.

“Withdrawal Liability” shall mean any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Capital Reserve” shall have the meaning set forth in the Partnership Agreement.

1.02 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. A gender includes all genders. References herein to any Section, Schedule or Exhibit shall be to a Section, a Schedule or an Exhibit, as the case may be, of this Loan Agreement unless otherwise specifically provided. Any reference to an agreement or document shall be deemed to include all exhibits, annexes, appendices and schedules thereto. The use herein of the word “include” or “including”, when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including Cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights. The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document. The terms lease and license shall include any sub-lease and sublicense, as applicable. In the computation of a period of time from a specified date to a later date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. In addition, (a) references herein to agreements and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, novations, modifications, supplements, changes, replacements and waivers to such instruments, but only to the extent that such amendments, restatements, novations, modifications, supplements, replacements, changes and waivers are permitted or not prohibited by the terms of this Loan Agreement or the affected agreement or Contractual Obligation and references herein to any defined term, section, clause or article of such agreements or Contractual Obligations shall be deemed to refer to such defined term, section, clause or article of such agreements or Contractual Obligations, as amended, restated or replaced, as appropriate, (b) references herein to Requirements of Law are to be construed as including all statutory provisions consolidating, amending, substituting, reenacting, modifying or replacing the Requirement of Law to which reference is made and all rules and regulations promulgated pursuant to such Requirement of Law, (c) references herein to Persons include their respective successors and permitted assigns and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities and (d) references to days shall refer to calendar days, unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Loan Party is required to provide any document to the Administrative Agent, the Collateral Agent or the Lender under the terms of this Loan Agreement, the relevant document shall be provided in electronic form (as defined in Section 6.06(a)) or both printed and electronic form unless the Administrative Agent, the Collateral Agent or the Lender requests otherwise.

This Loan Agreement is the result of negotiations among, and has been reviewed by counsel to, the Administrative Agent, the Collateral Agent, the Lender and the Loan Parties, and is the product of all parties. In the interpretation of this Loan Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Loan Agreement or this Loan Agreement itself. Except where otherwise expressly stated, the Administrative Agent, the Collateral Agent or the Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Administrative Agent, the Collateral Agent or the Lender shall not be construed to require the Administrative Agent, the Collateral Agent or the Lender to request or await receipt of information or documentation from or with respect to the Borrower, any other Loan Party or any other Person.

1.03 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein and not defined herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent, the Collateral Agent or the Lender hereunder shall be prepared, in accordance with GAAP.

SECTION 2. LOANS, NOTE AND PAYMENTS.

2.01        Loans.

(a)           Subject to the terms and conditions hereof, the Lender agrees to make term loans (individually, a “Loan” and collectively, the “Loans”) from time to time during the Commitment Period, to the Borrower in Dollars, on each Funding Date, in an aggregate principal amount up to, but not exceeding at any time outstanding, the Available Amount.

(b)           Any amount of any Loan repaid or prepaid may not be reborrowed hereunder and shall permanently reduce the Maximum UST Debt Amount.

(c)           Without limiting any other provision of this Loan Agreement, following the effectiveness of this Loan Agreement pursuant to Section 4.01, the obligation of the Lender to fund any Loan is subject to the satisfaction (or waiver by the Lender) of the conditions precedent set forth in Section 4.02.

2.02 The Note.

(a)           The Loans made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A, dated the date hereof, payable to the Lender at the principal office of the Lender in lawful money of the United States, and in immediately available funds, in the principal sum of the Maximum UST Debt Amount (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under this Loan Agreement), as originally in effect and otherwise duly completed. Notwithstanding the foregoing, the Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b)           The date, amount and interest rate of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note.

2.03 Procedure for Borrowing.

(a)           The Borrower may request a borrowing to be made on any Business Day during the Commitment Period (each such date a “Funding Date”) by delivering to the Administrative Agent and the Lender a Notice of Borrowing substantially in the form of Exhibit B (a “Notice of Borrowing”), appropriately completed, which Notice of Borrowing must be received no later than 2:00 p.m. (Washington, D.C. time) five (5) Business Days’ prior to the requested Funding Date, which notice, if not withdrawn prior to the date which is two (2) Business Days’ prior to such Funding Date, shall thereafter become irrevocable. Each Loan shall be in an amount equal to $5,000,000 (or, if the Available Amount is less than such amount, such lesser amount) or a whole multiple of $1,000,000 in excess thereof.

(b)           Upon the Borrower’s request for a borrowing pursuant to Section 2.03(a), and assuming all conditions precedent to the making of such Loan have been satisfied (or waived by the Lender in accordance with Section 10.01), not later than 2:00 p.m. (Washington, D.C. time) on the requested Funding Date, the Lender shall make the proceeds of such Loan available to the Borrower in immediately available funds, via wire transfer (pursuant to the wire transfer instructions set forth in Section 2.03(c)).

(c)           The Borrower hereby directs the Lender to send the proceeds of all Loans (i) by wire transfer to the account specified on Schedule A or (ii) to such other account as shall be designated by the Borrower in a Notice of Borrowing.

(d)           The Borrower agrees to compensate the Lender for the losses (as calculated pursuant to the next succeeding sentence) that the Lender incurs as a consequence of a failure of the Borrower to make a borrowing of Loans of the requested amount after the Borrower has delivered a Notice of Borrowing which has become irrevocable in accordance with Section 2.03(a). Such losses shall be calculated as follows: an amount equal to the product of (i) the sum of (A) the weighted average cost (as determined by the Lender in its sole discretion) of all nominal marketable Indebtedness issued by UST over the preceding thirty (30) days, plus (B) 1.00%, multiplied by (ii) the quotient of (A) the number of days constituting the period from the date such Notice of Borrowing delivered by the Borrower has become irrevocable to the date the Borrower defaults in making a borrowing pursuant to such Notice of Borrowing, divided by (B) three hundred sixty (360) days, multiplied by (iii) the amount not so borrowed. A certificate as to the amounts payable pursuant to this Section 2.03(d) submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error. The covenant in this Section 2.03(d) shall survive the termination of this Loan Agreement and the payment of the Loans and all other amounts payable hereunder.

2.04 Limitation on Types of Loans; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Accrual Period:

(a)           the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.01 are not being provided;

(b)           the Lender reasonably determines, which determination shall be conclusive, that LIBOR determined for any Accrual Period would not adequately and fairly reflect the cost to a commercial bank funding the Loans on a matched basis in the London interbank market of making or maintaining the Loans for such Accrual Period; or

(c)           it becomes unlawful for the Lender to make or maintain Loans hereunder using LIBOR;

then the Lender shall give the Borrower prompt notice thereof and, for such Accrual Period and for each subsequent Accrual Period during which such condition remains in effect, the Borrower shall pay interest on the Principal Amount at a rate per annum equal to the Prime Rate plus the Applicable Margin.

2.05 Repayment of the Loans; Interest.

(a)           Subject to the provisions of Section 2.04, each Loan shall bear interest on the Principal Amount thereof at a rate per annum equal to LIBOR plus the Applicable Margin. Interest that accrues on the Loans during each Accrual Period shall be due and payable in arrears on the related Loan Payment Date (whether or not funds are available for such purpose in accordance with the Priority of Payments); provided that interest accruing pursuant to Section 2.05(c) shall be payable from time to time upon demand.

(b)           On the Maturity Date (whether or not funds are available for such purpose in accordance with the Priority of Payments), the Borrower shall repay to the Administrative Agent, for the account of the Lender, the Principal Amount, together with all interest accrued and unpaid thereon and all other amounts owing under this Loan Agreement and the other Loan Documents.

(c)           Upon the occurrence and during the continuance of any Event of Default, the Principal Amount shall bear interest at a rate per annum equal to the Default Rate, from the date of such Event of Default (after as well as before judgment). If any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), then such overdue amount shall bear interest at a rate per annum equal to the Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

2.06 Prepayments.

(a)           To the extent there are funds available to the Borrower for such purpose, the Loans may be prepaid, in whole or in part, without premium or penalty, at any time. If the Borrower intends to prepay the Loans in whole or in part, except with respect to payments to be made on any Loan Payment Date pursuant to Section 2.07(a), the Borrower shall give not less than three (3) Business Days’ prior written notice thereof to the Administrative Agent and the Lender. If such notice is given, the amount specified in such notice shall become due and payable on the date specified therein, together with accrued interest to such date on the amount specified to be prepaid.

(b)           The Borrower shall make payments on account of the Principal Amount of the Loans on each Loan Payment Date in the amounts required by the Priority of Payments.

(c)          If at any time, the Principal Amount of the Loans exceeds the then applicable Available Amount, the Borrower shall immediately repay the Loans in the amount of such excess, together with any accrued and unpaid interest to the date of such repayment on the amount specified to be repaid, to the Administrative Agent in accordance with Section 3.01.

(d)         Any amount of any Loan repaid or prepaid may not be reborrowed hereunder and shall permanently reduce the Maximum UST Debt Amount.

2.07 Application of Payments and Reinvestment.

(a)          On each Loan Payment Date on which Section 2.07(b) is not applicable, the amount of the Collections attributable to or received during the related Collection Period and other Cash amounts remaining on deposit in the Custodial Account (including all amounts held as Temporary Investments in the Custodial Account, or to the extent Section 2.07(d) requires any amount to be withdrawn from the Interest Reserve Account, the Interest Reserve Account (which shall be liquidated to the extent required to make any of the payments under clauses (i) through (vi) below), but excluding (i) for purposes of making distributions on such Loan Payment Date, any amounts constituting Collections received during the subsequent Collection Period and (ii) the amount of drawn Capital Commitments that has been notified by the Borrower to the Agents and the Lender as having been transferred from the Working Capital Reserve to the Custodial Account for the purpose of purchasing Eligible Assets) shall be applied in accordance with the following order of priority (collectively, the “Non-Default Priority of Payments”):

(i)          first, to the payment of taxes imposed directly on the Borrower or its Subsidiaries and an amount, without duplication, equal to any outstanding Borrower Administrative Expenses, but excluding all taxes (other than those taxes imposed directly on the Borrower or its Subsidiaries);

(ii)        second, to the payment of amounts then due under Permitted Interest Rate Hedges, including in respect of any margin posting requirement (other than early termination payments attributable to a default by a Permitted Hedge Counterparty);

(iii)       third, to the payment of the current Interest Amount and any other amounts (other than the Principal Amount) due to the Lender;

(iv)        fourth, to the Interest Reserve Account in an amount equal to the amount, if any, by which the amount on deposit therein is less than the Required Interest Reserve Amount on such date;

(v)         fifth, if the Asset Coverage Test was not satisfied as calculated as of the Measurement Date for the month last ended prior to such Loan Payment Date, to the payment of the Principal Amount in such amount so as to cause such Asset Coverage Test to be satisfied as recalculated as of such Measurement Date after giving Pro Forma effect to such payments or until the Principal Amount has been paid in full;

(vi)        sixth, to the payment of amounts then due under Permitted Interest Rate Hedges not paid in accordance with clause (ii) above, including termination payments attributable to a default by a Permitted Hedge Counterparty;

(vii)      seventh, at the option of the Borrower, (A) for investment in Temporary Investments, (B) to prepay the Loans, or (C)(x) during the Commitment Period and (y) so long as no Default or Event of Default is then continuing, for investments in Eligible Assets (including by way of contribution to a Financing Subsidiary to the extent then permitted hereunder);

(viii)     eighth, commencing with the Loan Payment Date occurring in January 2010, so long as no Default or Event of Default is then continuing and so long as the Borrower is in compliance on a Pro Forma basis as of the Measurement Date for the month last ended prior to such Loan Payment Date with the Asset Coverage Ratio Requirement as calculated as of such Measurement Date, at the option of the Borrower, an aggregate amount not to exceed in any period of twelve (12) consecutive months (or if shorter, the period commencing on the Effective Date and ending on the last day of the month immediately preceding such Loan Payment Date), the lesser of (x) 8% of the funded Capital Commitments as of such Loan Payment Date (excluding the amount of funded Capital Commitments held on such date in the Working Capital Reserve) and (y) the cumulative Consolidated Net Interest Income of the Borrower for the preceding period of twelve (12) consecutive months (or if shorter, the period commencing on the Effective Date and ending on the last day of the month immediately preceding such Loan Payment Date), to the Borrower for distribution to the Partners;

(ix)        ninth, at the option of the Borrower, to the payment of the Principal Amount, in an amount not to exceed the lesser of (A) the product of (x) the applicable Prepayment Percentage, multiplied by (y) the amount remaining on deposit in the Custodial Account available to be distributed (the amount determined pursuant to this sub clause (A) to be reduced by any amounts paid on such Loan Payment Date as provided in clauses (v) and (vii) above) and (B) an amount which reduces the Principal Amount to zero; provided that in calculating the amount required to be applied pursuant to this clause (ix), dollar for dollar credit shall be given for any optional prepayments of the Loans made during the related Collection Period on any date prior to the applicable Determination Date; and

(x)         tenth, at the option of the Borrower, either as a prepayment of the Loans or, so long as no Default or Event of Default is then continuing and the payment has been made in accordance with clause (ix) above on or in respect of such Loan Payment Date, to the Borrower to be used or distributed in accordance with the Partnership Agreement.

Any amounts not distributed pursuant to the foregoing clauses (i) through (x) shall remain on deposit in the Custodial Account.

Except with respect to repaying the Loans as required by Section 2.06(c), the Borrower shall not be required to liquidate Eligible Assets (but shall be required to liquidate Temporary Investments in the Custodial Account, or to the extent Section 2.07(d) requires any amount to be withdrawn from the Interest Reserve Account, the Interest Reserve Account, which shall be liquidated to the extent required to make any of the payments under clauses (i) through (vi) above) prior to maturity in order to make distributions under the Non-Default Priority of Payments.

(b)         Upon the occurrence and during the continuance of any Event of Default, on each Loan Payment Date, the amount of Collections attributable to or received during the related Collection Period and other amounts remaining on deposit in the Custodial Account (including amounts held as Temporary Investments in the Custodial Account, or to the extent Section 2.07(d) requires any amount to be withdrawn from the Interest Reserve Account, the Interest Reserve Account (which shall be liquidated to the extent required to make any of the following payments), but excluding (i) for purposes of making distributions on such Loan Payment Date, any amounts constituting Collections received during the subsequent Collection Period and (ii) the amount of drawn Capital Commitments that has been notified by the Borrower to the Agents and the Lender as having been transferred from the Working Capital Reserve to the Custodial Account for the purpose of purchasing Eligible Assets) shall be applied in accordance with the following order of priority (collectively, the “Default Priority of Payments” and, together with the Non-Default Priority of Payments, the “Priority of Payments”):

(i)          first, to the payment of an amount equal to any outstanding Permitted Borrower Administrative Expenses, but excluding all taxes, other than taxes imposed directly on the Borrower or its Subsidiaries in an aggregate amount of taxes not to exceed, in any period of twelve (12) consecutive months, $100,000;

(ii)        second, to the payment of amounts then due under Permitted Secured Interest Rate Hedges (other than early termination payments attributable to a default by a Permitted Secured Hedge Counterparty);

(iii)       third, to the payment of the Principal Amount, Interest Amount and other amounts owing to the Lender, in each case whether or not then due; and

(iv)        fourth, to the payment of amounts then due under Permitted Secured Interest Rate Hedges not paid in accordance with clause (ii) above.

Any amounts not distributed pursuant to the foregoing clauses (i) through (iv) shall remain on deposit in the Custodial Account.

(c)          Notwithstanding anything to the contrary in this Section 2.07;

(i) during the Commitment Period, the Borrower may withdraw funds from the Custodial Account for the purpose of making Investments in additional Eligible Assets or making upfront payments to purchase or enter into Permitted Interest Rate Hedges at any time so long as (A) immediately prior to and after giving effect thereto and to the use of proceeds thereof, as of such date no Default or Event of Default is then continuing, (B) the Asset Coverage Test as calculated as of the date of the proposed withdrawal is satisfied immediately prior to giving effect to such withdrawal and would be satisfied on a Pro Forma basis as of such trade date after giving effect thereto, (C) there will be on deposit in the Custodial Account (including amounts held as Temporary Investments) in the reasonable judgment of the Borrower sufficient funds to make the payments required under clauses (i), (ii) and (iii) of the Non-Default Priority of Payments on the next Loan Payment Date and (D) the Interest Reserve Account would contain on a Pro Forma basis the Required Interest Reserve Amount (it is agreed that the withdrawal of funds from the Custodial Account by the Borrower for the purpose of making Investments in additional Eligible Assets at any time shall constitute a representation and warranty by the Borrower as of the date of such withdrawal that the conditions contained in each of clauses (i)(A) through (i)(D) above have been satisfied); and

(ii) the Borrower may withdraw from the Custodial Account funds at any time for the purpose of (A) making required payments of interest in accordance with Section 2.05(a), (B) making Investments in Temporary Investments, (C) prepaying or repaying the Loans in accordance with Section 2.06(a) or 2.06(c), (D) making scheduled payments (including posting or pledging of collateral pursuant to margin requirements) on Permitted Interest Rate Hedges or (E) so long as, immediately prior to and after giving effect thereto and the use of the proceeds thereof, as of such date, no Event of Default has occurred and is continuing, making payments of Permitted Borrower Administrative Expenses; provided that the conditions in clauses (i)(C) and (i)(D) above will be satisfied after giving effect to the payment of such Permitted Borrower Administrative Expenses.

(d)         If on any Loan Payment Date, the amount on deposit in the Custodial Account and available to pay the amounts described in clauses (ii) and (iii) of the Non-Default Priority of Payments or in clauses (ii) and (iii) of the Default Priority of Payments, as applicable, is less than the amount required to pay such amounts in full, the lesser of the amount of such deficiency and the amount then on deposit in the Interest Reserve Account shall be applied to pay such amounts. If on any Loan Payment Date, the amount on deposit in the Interest Reserve Account exceeds the Required Interest Reserve Amount, the amount of such excess shall be transferred to the Custodial Account for distribution in accordance with the Priority of Payments. Notwithstanding the foregoing, however, if an Event of Default has occurred and is continuing, the Lender may, on any Loan Payment Date and after giving effect to the allocation provided in the first sentence of this Section 2.07(d), instruct the Agents in writing to apply the entire amount in the Interest Reserve Account to repay the Principal Amount.

(e)          No later than five (5) Business Days after the end of each month, the Administrative Agent shall provide the current Interest Amount and Principal Amount outstanding on the Loans and the principal amount of any repayments on such Loans during the related Collection Period to the Collateral Administrator.

SECTION 3. PAYMENTS; COMPUTATIONS.

3.01 Payments.

(a)           All payments of principal, interest and other amounts to be made by any Loan Party under the Loan Documents shall be made in Dollars, in immediately available funds, without deduction (except as may be required by applicable Requirement of Law), set-off or counterclaim, to the Administrative Agent, for the account of the Lender, at the account set forth in Schedule A not later than 2:00 p.m. (Washington, D.C. time), on each Loan Payment Date or other date on which such payment shall be due. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           All payments should be made to (a) the account maintained by the Administrative Agent and specified on Schedule A or (b) such other account as shall be designated by the Administrative Agent upon two (2) Business Days’ written notice to the Borrower and the Lender.

3.02 Computations. Interest on the Loans shall be computed on the basis of a 360- day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable; provided that for any Loan bearing interest based on the Prime Rate, the basis of calculation shall be a 365-day or 366-day year, as applicable, for the actual days elapsed.

SECTION 4. CONDITIONS PRECEDENT.

4.01 Effective Date Conditions. The effectiveness of this Loan Agreement and the obligation of the Lender to make the Loans hereunder is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)           Loan Agreement. The Agents and the Lender shall have received this Loan Agreement, duly executed and delivered by a Responsible Officer of the Borrower.

(b)           Additional Loan Documents. (i) The Agents and the Lender shall have received the following documents, each of which shall be reasonably satisfactory to the Agents and the Lender in form and substance:

(A)               Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed and delivered by a Responsible Officer of each Loan Party; and

(B)               Other Loan Documents. The Valuation Administration Agreement, the Collateral Administration Agreement and the Custodial Agreement, each duly executed and delivered by an authorized representative of each of the parties thereto.

(ii) The Lender shall have received the original Note, duly completed and executed by a Responsible Officer of the Borrower substantially in the form of Exhibit A.

(c)           Organizational Documents. The Agents and the Lender shall have received a certificate of a Responsible Officer (or of a secretary or assistant secretary) of each Loan Party substantially in the form of Exhibit I attesting to the validity of a good standing certificate and certified copies of the charter, articles of organization, by-laws or equivalent organizational documents, including the Partnership Agreement, of such Person and of all organizational or other authority for such Person with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Person from time to time in connection herewith (and the Agents and the Lender may conclusively rely on such certificate until it receives notice in writing from the relevant Loan Party to the contrary).

(d)           Incumbency Certificate. The Agents and the Lender shall have received an incumbency certificate of a secretary, assistant secretary or other Responsible Officer of each Loan Party substantially in the form of Exhibit C to Exhibit I certifying the names, true signatures and titles of such Person’s Responsible Officers duly authorized to request a Loan hereunder, if applicable, and to execute the Loan Documents and the other documents to be delivered in connection therewith (and the Agents and the Lender may conclusively rely on such certificate until it receives notice in writing from the relevant Loan Party to the contrary).

(e)           Other Conditions. (i) Each of the representations and warranties of the Loan Parties and the General Partner set forth in this Loan Agreement, the other Loan Documents and the Partnership Agreement shall be true and correct in all material respects on and as of the Effective Date, as if made on such date, except for such representations and warranties expressly stated to relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified by materiality or “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates, (ii) at the time of and immediately after giving effect to the making of any Loan, no Default or Event of Default has occurred and is continuing, (iii) the Loan Parties shall be in compliance in all material respects (or, in the case of covenants or other agreements qualified by materiality or material adverse effect, shall be in compliance in all respects) with the covenants and other agreements set forth in this Loan Agreement and the other Loan Documents, and the General Partner shall be in compliance in all material respects (or, in the case of covenants or other agreements qualified by materiality or material adverse effect, shall be in compliance in all respects) with the covenants and other agreements set forth in the Partnership Agreement, (iv) all necessary material authorizations, approvals or consents of any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Loan Agreement and the other Loan Documents (including for the extensions of credit to be made hereunder) by the Loan Parties shall have been obtained by the Borrower and its Subsidiaries (including Partner approvals, if any) and shall be in full force and effect; (v) there shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any Governmental Authority (A) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) which questions the legality, validity or enforceability of any Loan Document or any action to be taken in connection with the transactions contemplated hereby or thereby and (vi) the Borrower shall have raised a minimum of $500 million in Capital Commitments from Partners, other than UST, available to be contributed to the Borrower. The Agents and the Lender shall have received a certificate (which may be combined with a Notice of Borrowing) of a Responsible Officer of the Borrower certifying to each of the foregoing matters as of the Effective Date.

(f)               Legal Opinion. A legal opinion of (i) outside counsel to the Loan Parties in form and substance reasonably satisfactory to the Lender, which legal opinion shall be addressed and delivered to the Lender, the Administrative Agent and the Collateral Agent and (ii) outside counsel to the Custodian, Collateral Administrator, Valuation Agent, Administrative Agent and Collateral Agent, in form and substance reasonably satisfactory to the Lender, which legal opinion shall be addressed and delivered to the Lender and the Loan Parties.

(g)              Collateral Requirements.                The Collateral Agent shall have received (i) certificates, if any, representing the certificated shares of Equity Interests required to be pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) evidence that the registries of the ownership interests for all uncertificated Equity Interests of the Borrower’s Subsidiaries reflects the Collateral Agent’s security interests in such Equity Interests and (iii) each document (including Uniform Commercial Code financing statements) required by the Security Documents or by Requirements of Law or reasonably requested by the Administrative Agent or Collateral Agent to be filed, registered or recorded in order to perfect the Collateral Agent’s security interest in the Collateral, which shall have been properly prepared and executed or authorized for filing, registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such security interest.

(h)              Searches. The Agents and the Lender shall have received from the Borrower the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in the Collateral, and such search shall reveal no Liens on any of the Collateral, and shall in all cases be reasonably satisfactory to the Lender.

(i)               Fees and Expenses. The Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent and the Lender shall have received all fees and expenses for which invoices have been presented, to the extent such party is entitled to reimbursement of such fees and expenses under Section 10.05, in each case including, but not limited to, counsel fees. All such amounts will be paid with the proceeds of Loans made on the Effective Date.

(j)               Consents, Licenses, Approvals, etc. The Lender shall have received copies certified by each Loan Party of all consents, licenses and approvals, if any, including, but not limited to, consent and approvals of all relevant shareholders, members and Partners required in connection with the execution, delivery and performance by each Loan Party of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(k)              Litigation.         There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the

Borrower, threatened before any Governmental Authority (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) which questions the legality, validity or enforceability of any Loan Document or any action to be taken in connection with the transactions contemplated hereby or thereby.

(l)               Accounts.         The Agents and the Lender shall have received evidence of the establishment of the Custodial Account and Interest Reserve Account and the Agents shall have received the Custodial Agreement executed by all parties thereto, which shall be a control agreement with respect to the Custodial Account and the Interest Reserve Account, in form and substance reasonably satisfactory to the Agents and the Lender.

4.02  Conditions to Initial and Subsequent Loans. The obligation of the Lender to make any Loan hereunder to the Borrower on any Funding Date is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)              the Effective Date shall have occurred or shall occur simultaneously with such Funding Date;

(b)              (i) each of the representations and warranties of the Loan Parties and the General Partner set forth in this Loan Agreement, the other Loan Documents and the Partnership Agreement shall be true and correct in all material respects on and as of the Funding Date, as if made on such date, except for such representations and warranties expressly stated to relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified by materiality or “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates, (ii) at the time of and immediately after giving effect to the making of any Loan, no Default or Event of Default has occurred and is continuing, (iii) the Loan Parties shall be in compliance in all material respects (or, in the case of covenants or other agreements qualified by materiality or material adverse effect, shall be compliance in all respects) with the covenants and other agreements set forth in this Loan Agreement and the other Loan Documents, and the General Partner shall be in compliance in all material respects (or, in the case of covenants or other agreements qualified by materiality or material adverse effect, shall be in compliance in all respects) with the covenants and other agreements set forth in the Partnership Agreement, (iv) all necessary material authorizations, approvals or consents of any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Loan Agreement and the other Loan Documents (including for the extensions of credit to be made hereunder) by the Loan Parties shall have been obtained by the Borrower and its Subsidiaries (including Partner approvals, if any) and shall be in full force and effect, (v) the Borrower shall be in compliance with the Financial Covenants as calculated as of such proposed Funding Date immediately prior to giving effect to such funding and would be in compliance with such Financial Covenants on a Pro Forma basis as of such Funding Date after giving effect thereto and shall have delivered evidence to the Agents and the Lender demonstrating in reasonable detail the calculations supporting such compliance; (vi) the Partners, other than UST, have, in the aggregate, contributed an amount equal to the sum of their respective Pro Rata Shares of the Capital Contributions pursuant to Section 3.1 of the Partnership Agreement and (vii) the Borrower and its Subsidiaries shall not have engaged in any activity of any kind or entered into any Contractual Obligation or other undertaking which is not directly or indirectly related to (A) the purchasing, owning, holding and Disposition of Portfolio Investments in accordance with the Investment Guidelines or the ownership of Equity Interests of its Subsidiaries that it is otherwise permitted to own hereunder, (B) the Loan Documents and Permitted Interest Rate Hedges or (C) activities specifically permitted by the Partnership Agreement or incidental or ancillary to activities permitted thereunder. The Agents and the Lender shall have received a certificate (which may be combined with the Notice of

Borrowing) of a Responsible Officer of the Borrower certifying to each of the foregoing matters as of the Funding Date;

(c)                investors in any Private Vehicle do not have voluntary withdrawal rights (other than as permitted by Section 5.4(c) of the Partnership Agreement) with respect to their respective Capital Commitments in such Private Vehicle;

(d)                after giving effect to the making of any Loans on the applicable Funding Date and the funding of Capital Commitments as of such date (excluding the amount of drawn Capital Commitments held on such date in the Working Capital Reserve other than such amounts which are to be transferred into the Custodial Account and as to which the Borrower has notified the Agents and the Lender are to be allocated (and which are actually used) to purchase Portfolio Investments, in each case as of such date), the outstanding Principal Amount shall not exceed the Available Amount;

(e)                the Administrative Agent and the Lender shall have received an appropriately completed and timely delivered Notice of Borrowing;

(f)                 the Agents or their designees shall have received any other documents reasonably requested by the Agents and the Lender, and the Borrower shall have provided such documents within a reasonable period of time after such request and reasonably before the applicable Funding Date; and

(g)                 the Borrower shall have deposited funds into, or there shall be on deposit funds in, the Interest Reserve Account an amount no less than the Required Interest Reserve Amount.

SECTION 5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agents and the Lender that:

5.01  Existence. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals could not be reasonably expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect; (d) is in compliance with (to the extent such law, guidance or regulation is applicable pursuant to its terms to the Borrower or such Subsidiary) (i) Section 111 of EESA, as implemented by any guidance or regulations issued by UST thereunder, including 31 CFR 30 and (ii) EAWA, as implemented by any guidance or regulation issued by UST thereunder and (e) is in compliance in all material respects with all other Requirements of Law.

5.02  Financial Condition. Since the date of formation of the Borrower there has been no development, event or circumstance that has had or could reasonably be expected to have, a Material Adverse Effect.

5.03  Litigation. There are no actions, suits, arbitrations, investigations or proceedings now pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or affecting any of the Property of any thereof, by or before any arbitrator or Governmental Authority, (a) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (b) which questions the legality, validity or enforceability of this Loan Agreement or any of the other Loan Documents or any action to be taken in connection with the transactions contemplated hereby or thereby.

5.04  No Breach. Neither the execution and delivery of the Loan Documents, the performance of the obligations set forth in this Loan Agreement and the other Loan Documents nor the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will (a) conflict with or result in a breach of (i) the charter, articles of organization, by-laws, partnership agreement (including the Partnership Agreement), operating agreement or similar organizational document of the Borrower or any of its Subsidiaries, or (ii) any Requirement of Law, (b) constitute a default under any material Contractual Obligation with respect to which the Borrower or any of its Subsidiaries is a party or (c) except for the Liens created pursuant to the Security Documents, result in the creation or imposition of any Lien upon any Property of the Borrower or any of its Subsidiaries, pursuant to the terms of any such material Contractual Obligation.

5.05  Action, Binding Obligations. Each Loan Party has all necessary organizational power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party has been duly authorized by all necessary organizational action on its part. Each Loan Document has been duly and validly executed and delivered by each Loan Party and constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the Bankruptcy Exceptions.

5.06  Approvals. No consent, approval or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Loan Agreement or any of the other Loan Documents, except (a) consents, approvals, authorizations, filings, registrations, and notices that have been or will be obtained or made, each of which is in full force and effect and (b) the filings and recordings in respect of the Liens created pursuant to the Security Documents.

5.07  Taxes. Each of the Borrower and its Subsidiaries has filed all material federal income tax or information returns and all other material tax or information returns that are required to be filed by them and has paid all material taxes due (if any) pursuant to such returns or pursuant to any assessment received by any of them to the extent such taxes have become due, except for (i) any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP and which do not constitute a Lien on any of the Collateral or (ii) any such taxes, assessments or tax returns where a failure to so pay or file such taxes, assessments or tax returns could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The charges, accruals and reserves on the books of each of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. Any material taxes, fees and other governmental charges payable by any Loan Party in connection with the Loans and the execution and delivery of the Loan Documents have been paid (or if not then due and payable, will be paid, when so due and payable).

5.08  Investment Company Act. None of the Loan Parties is required to register as an “investment company”, or is a company “controlled” by a Person required to register as an “investment company”, within the meaning of the Investment Company Act. No Loan Party is subject to any Requirement of Law which limits its ability to incur Indebtedness.

5.09  No Default. Each of the Borrower and its Subsidiaries is in compliance with all Contractual Obligations binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any Contractual Obligation, the performance of which by such Person could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.10  True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, the Collateral Agent or the Lender or their agents or representatives in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; it being understood that in the case of projections, such projections have been prepared in good faith and are based on assumptions and estimates believed to be reasonable on the date as of which such information is stated or certified. All information furnished after the date hereof by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, the Collateral Agent or the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (taken as a whole) is true, complete and accurate in every material respect, or (in the case of projections) prepared in good faith and based on assumptions and estimates believed to be reasonable, on the date as of which such information is stated or certified.

5.11  Activities. Neither the Borrower nor any of its Subsidiaries has engaged in any activity of any kind or entered into any Contractual Obligation or other undertaking since its formation which is not directly or indirectly related to (a) the purchasing, owning, holding and Disposition of Portfolio Investments in accordance with the Investment Guidelines, the ownership of Equity Interests of its Subsidiaries that it is otherwise permitted to own hereunder, (b) the Loan Documents and Permitted Interest Rate Hedges or (c) activities permitted by the Partnership Agreement or incidental or ancillary to activities permitted thereunder.

5.12  ERISA. None of the Borrower, its Subsidiaries or any ERISA Affiliate maintains, participates in, or is otherwise deemed an “employer” (as defined in Section 3(5) of ERISA) with respect to, any Plans, and none of the Borrower, its Subsidiaries or any ERISA Affiliate has any liability to the PBGC under ERISA.

5.13  Subsidiaries; Equity Interests. All of the Subsidiaries are listed on Schedule 5.13 as supplemented from time to time pursuant to Section 6.08(b), which schedule as supplemented sets forth the name and jurisdiction of formation of each of its Subsidiaries and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or any of its Subsidiaries. Except as set forth on Schedule 5.13, neither the Borrower nor any Subsidiary owns any Equity Interest (other than an Equity Interest that is also an Eligible Asset).

5.14  Capitalization. One hundred percent (100%) of the issued and outstanding Equity Interests of each Subsidiary of the Borrower is owned by the Persons listed on Schedule 5.14 as supplemented from time to time pursuant to Section 6.08(b) and such Equity Interests are owned by such Persons, free and clear of all Liens (other than Liens created by the Security Documents). No Subsidiary of the Borrower has issued or granted any options or rights with respect to the issuance of its respective Equity Interests which is presently outstanding.

5.15  Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good and marketable title to all its Property, including the Collateral; and none of such Property is subject to any Lien other than Permitted Liens.

5.16  USA PATRIOT Act.

(a)              Neither the Borrower nor any of its respective Subsidiaries or Affiliates over which it exercises management Control (a “Controlled Affiliate”) is a Prohibited Person, and such Controlled Affiliates are in compliance with all applicable orders, rules, regulations and recommendations of OFAC.

(b)              Neither the Borrower nor any of its Subsidiaries, Relevant Persons, members, shareholders or partners: (i) are subject to U.S. or multilateral economic or trade sanctions adopted by the U.S. and currently in force, (ii) are owned or Controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions adopted by the U.S. and currently in force, (iii) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State.

(c)              None of the Collateral is traded or used, directly or indirectly by a Prohibited Person or organized in a Prohibited Jurisdiction.

(d)              The Borrower and its Subsidiaries have established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”).

5.17  Embargoed Person. (a) None of the Borrower’s or any of its Subsidiaries’ funds or other assets constitute property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which for the avoidance of doubt shall include but shall not be limited to (i) Executive Order No. 13224, effective as of September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act), with the result that the Investment in the Borrower or any of its Subsidiaries (whether directly or indirectly), is prohibited by Requirements of Law or any Loan made by the Lender is in violation of Requirements of Law (“Embargoed Person”), (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower or any of its Subsidiaries with the result that the Investment in the Borrower or any of its Subsidiaries (whether directly or indirectly), is prohibited by Requirements of Law or any Loan is in violation of Requirements of Law, (c) none of the Borrower’s or any of its Subsidiaries’ funds have been derived from any unlawful activity with the result that the Investment in the Borrower or any of its Subsidiaries (whether directly or indirectly), is prohibited by Requirements of Law or any Loans is in violation of Requirements of Law and (d) neither the Borrower, any of its Subsidiaries, or any of their respective Affiliates (i) is a “blocked person” as described in the Executive Order, the Trading With the

Enemy Act or the Foreign Assets Control Regulations or (ii) engages in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether a representation with respect to any indirect ownership is true under this Section 5.17, neither the Borrower nor any Subsidiary of the Borrower shall be required to make any investigation into (a) the ownership of publicly traded stock or other publicly traded securities or (b) the ownership of assets by a collective investment fund that holds assets for employee benefit plans or retirement arrangements.

5.18  Borrowing for Own Benefit; Margin Rules. The Borrower and its Subsidiaries are the beneficiaries of this Loan Agreement and the Loans to be received hereunder. The Borrower will use the proceeds of the Loans solely as set forth in Section 6.09 and the use of the Loans will comply with all Requirements of Law, including anti-money laundering laws. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

5.19  Indebtedness. No Loan Party has incurred any Indebtedness other than Permitted Indebtedness.

5.20  Investment Guidelines. Each of the Borrower and any Person subject to the Investment Guidelines has complied in all material respects with, and is in compliance in all material respects with, the Investment Guidelines.

5.21  Compliance Rules. Each of the Borrower and any Person, including the General Partner, any Relevant Person or any Secondary Person, subject to the Compliance Rules has complied in all material respects with, and is in compliance in all material respects with, the Compliance Rules.

SECTION 6. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, from the Effective Date and until the principal of and interest on each Loan and all other Obligations shall have been indefeasibly paid in full and the commitment of the Lender under Section 2.01(a) to make Loans has terminated:

6.01  Financial Statements. The Borrower will furnish to the Agents, the Lender and SIGTARP:

(a)                within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, except that the first fiscal period shall be the period commencing on the Effective Date and ending on the first calendar quarter end that is at least sixty (60) calendar days after the Effective Date, the unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such period and the related unaudited Consolidated statement of income and of cash flows for the Borrower and its Consolidated Subsidiaries for such period and for the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year;

(b)                within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited Consolidated statement of income and of cash flows for the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by a report thereon of an internationally recognized accounting firm reasonably acceptable to the Lender, which report shall state that such Consolidated financial statements fairly present the Consolidated financial condition and results of operations of the

Borrower and its Consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP and which report shall not contain any qualifications arising out of the scope of the audit;

The financial statements delivered pursuant to clauses (a) and (b) above shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or a Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

(c)          (i) within fifteen (15) days after the end of each month, or if such fifteenth day is not a Business Day, no later than the next Business Day following such fifteenth day, a report containing the following, as of the end of the prior month, in a format reasonably acceptable to the Agents and the Lender:

(A)          a description of the holdings of Portfolio Investments of the Borrower and its Subsidiaries (including CUSIP or ISIN, date of purchase, security description, par value, cost, Market Value and accrued income);

(B)           details of securities transactions of the Borrower and its Subsidiaries (including purchases and sales with information sufficient to identify securities throughout the period) for such month;

(C)           details of capital activity of the Borrower and its Subsidiaries (including contributions and withdrawals of Portfolio Investments and Cash) for such month;

(D)          a summary of the change in the Market Value of the Borrower’s and its Subsidiaries’ Portfolio Investments;

(E)           performance data of the Borrower and its Subsidiaries (including 1- month, 3-month, year-to-date, latest 12-months, and since inception (on both a cumulative and annualized basis));

(F)           management discussion and analysis of the Borrower’s and its Subsidiaries’ investment activities;

(G)           an analysis of current market conditions; and

(H)          solely in the case of instances in which an investment vehicle (other than the Borrower) or separate account for which the General Partner or any member of the General Partner Group acts as the manager or primary source of investments purchases Eligible Assets, information documenting (w) either (i) the offer to the Borrower of any Eligible Asset acquired by such investment vehicle or separate account or (ii) the rationale for why such offer was not made to the Borrower (which rationale may include that the Borrower is prohibited from investing in such Eligible Assets as set forth under “Diversification and Investment Limitations” on Schedule A to the Partnership Agreement), (x) the allocation of investment and disposition opportunities with respect to Eligible Assets among the Borrower and such other investment vehicles and separate accounts for which the General Partner or any member of the General Partner Group acts as the manager or primary source of investments, (y) purchases and sales of Eligible Assets by such investment vehicles and separate accounts (in each case including CUSIP number or ISIN, date of purchase and/or sale, security description, par value, acquisition or sale price, Market Value, as applicable) and (z) purchases and sales by such investment vehicles and separate accounts of any derivative instrument the value of which is connected to any Eligible

Asset held by the Borrower; provided that the General Partner will not be required to identify by name the investors in such investment vehicles or the clients with respect to such separate accounts; and

(ii)              within fifteen (15) days after the end of each fiscal quarter of the Borrower, a report containing the following as of the end of each such fiscal quarter in a format reasonably acceptable to the Agents and the Lender:

(A)          disclosure of the ten (10) largest positions (as measured by Market Value) of the Borrower, which shall be publicly disclosed by UST at such time as UST determines in its sole discretion that such disclosure will not harm the ongoing business operations of the Borrower;

(B)           disclosure of each Private Investor that, individually or together with its Affiliates, directly or indirectly holds at least a 10% interest in the Borrower;

(C)           disclosure of any amount retained pursuant to Section 3.4(f) of the Partnership Agreement and the purpose for which such amount has been retained; and

(D)          disclosure of all instances in which the Borrower acquires Eligible Assets (including for this purpose, loans or other assets underlying Eligible Assets) which are serviced by the General Partner, the Subadvisors or any of their respective Affiliates;

provided, that upon reasonable prior notice, the Borrower will provide the Agents, the Lender and their respective advisors and representatives access to any additional information requested regarding the subject matter of such monthly reports; provided further that the Borrower will update the information provided pursuant to clause (i)(H) on as close to a real-time basis as is reasonably feasible and provide the Agents, the Lender, SIGTARP and their respective advisors and representatives continual on-going access to such updated information by secure website;

(d)              if the Borrower is not in compliance at the end of any month with the Asset Coverage Test as calculated as of the Measurement Date for such month, within two (2) Business Days after the end of each week until the Borrower gets back into compliance at the end of any month with the Asset Coverage Test as calculated as of the Measurement Date for such month on a Pro Forma basis, a report as of the last Business Day of the preceding week containing the information set forth in clauses (A), (B) and (C) of Section 6.01(c)(i);

(e)              no later than five (5) Business Days prior to the effectiveness thereof, copies of any amendment to the Partnership Agreement or the organizational documents of the Borrower or of any Subsidiary;

(f)               promptly after receipt thereof, copies of all material reports (excluding any draft of such reports) submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors (or analogous body) of the Borrower;

(g)              promptly after the same become publicly available, copies of all periodic and other reports, registration statements and proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority

succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(h)              promptly following any written request therefor, such other information, documents, records or reports with respect to the Collateral, the Portfolio Investments, Indebtedness of the Financing Subsidiaries or regarding the affairs, business affairs and condition (financial or otherwise) of the Borrower or any of its Subsidiaries, or compliance with the terms of this Loan Agreement and the other Loan Documents, as the Administrative Agent, the Collateral Agent, the Lender or SIGTARP may reasonably request; provided that the Lender shall bear the reasonable expenses of the preparation of such report if such report (A) is not (1) of a type customarily provided by investment fund managers or (2) a Requirement of Law and (B) will require the General Partner to incur a substantial expense to prepare.

Concurrently with the delivery of the information required to be delivered under clauses (a) and (b) above, the Borrower will furnish to the Administrative Agent and the Lender a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit C, (i) wherein such Responsible Officer shall certify that (A) said Consolidated financial statements fairly present the Consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes if applicable), (B) to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements and has satisfied, in all material respects, every condition contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto) and (ii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the delivery of the latest financial information delivered under Section 6.01(a) or (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

Not later than the sixth (6th) Business Day after the end of each month, the Borrower will furnish to the Administrative Agent, the Collateral Administrator and the Lender a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit D (i) setting forth all information and reasonably detailed calculations necessary for determining the Financial Covenants and (ii) certifying that all information and calculations of the Market Value of all Portfolio Investments held by the Borrower and its Subsidiaries, as determined by the Valuation Agent, including the ownership of such assets by the Person holding such assets, fairly present the Market Value of such Portfolio Investments (it being understood that the Borrower shall not have any responsibility or obligation for any errors or omissions made by any Vendor, Broker, Mark to Model Valuation Provider or other pricing services used to value Collateral and shall have no liability with respect to any such valuation if such valuation was made in accordance with the Valuation Process regardless of whether such valuation is significantly greater or less than other possible valuations).

At the time it furnishes each set of financial statements pursuant to paragraphs (a), (b) or (c) above, the General Partner agrees to cause the Key Persons and other relevant investment professionals to be available, upon reasonable advance notice and at reasonable times during normal business hours, to discuss the Borrower and its activities with the Lender and its advisors and representatives at the request of the Lender.

6.02  Notices of Material Events. The Borrower will promptly furnish written notice to the Administrative Agent, the Lender and SIGTARP of:

(a)                                  Defaults. The occurrence of any Default or Event of Default;

(b)                                 Litigation.

(i)                                     Any litigation or proceeding of which the Borrower has knowledge that may exist at any time in which the Borrower or one of its Subsidiaries or any Relevant Person or Secondary Person in connection with such Relevant Person’s or Secondary Person’s activities related to the Borrower, is a named party and which, if adversely determined could reasonably be expected to have a Material Adverse Effect and the outcome, when resolved, of any such litigation or proceeding;

(ii)                                  The commencement of any formal investigation (other than routine or sweep investigations) of which the Borrower becomes aware by any Governmental Authority that involves an allegation of a material violation of law by the Borrower or one of its Subsidiaries or any Relevant Person or Secondary Person in connection with such Relevant Person’s or Secondary Person’s activities related to the Borrower, that involves an allegation of a material violation of law by such Relevant Person or Secondary Person, as applicable, and the outcome, when resolved, of any such investigation; and

(iii)                               Any litigation or proceeding of which the Borrower has knowledge affecting the Borrower or any Subsidiary of the Borrower (A) in which the amount involved is $1,000,000 or more, (B) in which injunctive or similar relief is sought or (C) which relates to any Loan Document;

(c)                                  ERISA. The occurrence or existence of any of the events or conditions specified below with respect to any Plan or Multiemployer Plan as soon as reasonably possible, and in any event within five (5) Business Days after a Responsible Officer of the Borrower knows or has reason to believe, that any such event or condition has occurred or exists, together with a certificate signed by a Responsible Officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower, any Subsidiary of the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower, any Subsidiary of the Borrower or an ERISA Affiliate with respect to such event or condition):

(i)                                     any Reportable Event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under the Code or ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)                                  the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to terminate any Plan;

(iii)                               the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)                              the complete or partial withdrawal from a Multiemployer Plan by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(vi)                              any violation of Section 401(a)(29) of the Code;

(d)                                 Proposed Change of Public Accountants. A proposed change of the Borrower’s accounting firm, including the name of the new accounting firm, which firm shall be an internationally recognized accounting firm reasonably acceptable to the Lender;

(e)                                  Disabling Event. The occurrence of any Disabling Event of which it has knowledge;

(f)                                    Amendments to the Private Vehicles. Any proposed amendment or supplement to the Private Vehicle Documents or any Side Letter, and in any event no later than ten (10) Business Days’ prior to such amendment or supplement becoming effective, which notice will be accompanied by a certificate of a Responsible Officer stating whether such amendment adversely affects the Lender, the Borrower or the Borrower’s investment activities;

(g)                                 Waste, Fraud and Abuse. Any instance or suspected instance of waste, fraud or abuse relating to the Borrower, any of its Subsidiaries or the General Partner and will provide the General Partner Group and their respective employees with SIGTARP’s hotline information, available at www.sigtarp.gov; and

(h)                                 Material Adverse Effect. Any development or event of which the Borrower has knowledge that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.02 shall be accompanied by a certificate of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the relevant Person proposes to take with respect thereto.

6.03  Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all material rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries; provided that the foregoing shall not prohibit any merger, consolidation, liquidation amalgamation, winding-up or dissolution permitted under Section 7.03.

6.04  Payment of and Compliance with Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with and pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, its obligations of whatever nature, including (i) material taxes, assessments and governmental charges or levies imposed on it or its income or profits or on any of its Property and (ii) pursuant to other Contractual Obligations, in each case before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it where the failure to file could reasonably be expected to have a Material Adverse Effect.

6.05  Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all Property useful and necessary to the conduct of the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear and casualty excepted.

6.06  Books and Records; Inspection. (a) The Borrower will, and will cause of each of its Subsidiaries to, keep or cause to be kept complete, accurate and appropriate books and records. The books and records, together with all documents and records (including electronic messages) relating to the Borrower or its Subsidiaries (collectively, the “Borrower Documents”), shall be retained by the Borrower or such Subsidiary until the three-year anniversary of the termination and dissolution of the Borrower. The Borrower Documents shall be maintained on a basis which allows the proper preparation of the Borrower’s and its Consolidated Subsidiaries’ financial statements and tax returns. The Borrower shall, and shall cause each of its Subsidiaries to, provide the Administrative Agent, the Collateral Agent, the Lender and SIGTARP and their respective advisors and representatives access to in electronic form, and copies upon request of, the Borrower Documents. For purposes of this Loan Agreement, (i) in all instances where access by UST, SIGTARP, GAO, the Lender and their respective advisors and representatives is required, such access shall be during normal business hours and upon prior written request; provided that the foregoing limitation shall not apply to the extent such access is provided in an electronic form via a secured website, which website shall be accessible to UST and the Lender at all times (provided that access may be reasonably limited for periodic maintenance or pending resolution of technological difficulties) and (ii) “electronic form” shall mean in a form that can be stored electronically and accessed directly by a computer.

(b)                                 The Borrower will keep or cause to be kept complete, accurate and appropriate books and records of the Private Vehicles and Feeder Vehicles. The Private Vehicle Documents shall be retained by the Borrower until the three-year anniversary of the termination and dissolution of the Borrower. The Borrower shall provide the Administrative Agent, the Collateral Agent, the Lender and SIGTARP and their respective advisors and representatives reasonable access to in electronic form, and copies upon request of, the Private Vehicle Documents, including, for the avoidance of doubt, any information in the possession of the Borrower and any of its Subsidiaries and any of their respective Affiliates regarding (i) the beneficial owners of interests in the Private Vehicles and the Feeder Vehicles in their capacity as beneficial owners of the Private Vehicles or Feeder Vehicles, as applicable and (ii) notices of events of default, material litigation and other material events relating to the Private Vehicles and the Feeder Vehicles.

(c)                                  The Borrower will, and will cause each of its Subsidiaries and each of their respective Affiliates that are members of the General Partner Group to, with respect to such Affiliate’s activities in connection with the Borrower and/or the acquisition or Disposition of Eligible Assets, keep or cause to be kept complete, accurate and appropriate books and records of the members of the General Partner Group. The General Partner Group Documents shall be retained by such member until the three-year anniversary of the termination and dissolution of the Borrower. The Borrower shall, and shall cause each of its Subsidiaries to, provide the Lender and its advisors and representatives reasonable access to in electronic form, and copies upon request of, the General Partner Group Documents; provided that the

Borrower and its Subsidiaries will not be required to identify by name the investors in any investment vehicles (other than the Borrower, the Private Vehicles and any Feeder Vehicles) or the clients of any separate accounts for which any member of the General Partner Group acts as the manager or primary source of investments.

(d)                                 The Borrower Documents, Private Vehicle Documents and General Partner Group Documents will be maintained at the principal office of any member of the General Partner Group, any member of the General Partner Group’s off-site document and record storage facilities or at the back office service providers of any member of the General Partner Group, as applicable; provided that if the Borrower Documents, Private Vehicle Documents or the General Partner Group Documents are maintained at any member of the General Partner Group’s off-site document and record storage facilities, such documents, upon the request of UST (and solely in the case of the Borrower Documents, upon the request of SIGTARP), will be recalled and relocated to the offices of such member within two (2) Business Days of such request.

(e)                                  The Borrower will, and will cause each of its Subsidiaries to, procure that the GAO (i) shall have access to and copies upon request of any information, data, schedules, books, accounts, financial records, reports, files, electronic communications, or other papers, things, or property belonging to or in use by the Borrower, any of its Subsidiaries, the Private Vehicles, the Feeder Vehicles and the General Partner Group and to the officers, employees, directors, independent public accountants, financial advisors and any and all other agents and representatives thereof, at such time as the GAO may request and (ii) may make and retain copies of such books, accounts, and other records as the GAO determines appropriate in its sole and absolute discretion. The foregoing provisions of this Section 6.06(e) shall not extend the GAO’s access beyond that which is required by applicable Requirements of Law.

6.07  Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with (to the extent such law, guidance or regulation is applicable pursuant to its terms to the Borrower or such Subsidiary) (a) (i) Section 111 of EESA, as implemented by any guidance or regulations issued and/or to be issued by UST thereunder, including 31 CFR 30 and (ii) EAWA, as implemented by any guidance or regulations issued and/or to be issued by UST thereunder and (b) all other Requirements of Law, including the Investment Company Act and orders of any Governmental Authority applicable to it or its property, except, in the case of clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.08  Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)                                  Subsidiary Guarantors. If the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary, the Borrower will cause such new Subsidiary to become a “Guarantor” (and, thereby, a “Loan Party”) under the Guarantee Assumption Agreement and to promptly, but in any event no later than five (5) Business Days after formation or acquisition, deliver such proof of organizational action, incumbency of Responsible Officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Lender shall otherwise reasonably request.

(b)                                 Notice of Formation; Ownership of Subsidiaries. Prior to the formation or acquisition of any Subsidiary, the Borrower will provide notice of such formation or acquisition to the Agents and the Lender, together with an updated Schedule 5.13 and Schedule 5.14 reflecting the addition of such Subsidiary. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary formed under the laws of the United States or any state thereof.

(c)                                           Further Assurances. The Borrower will, and will cause each of the Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent or the Collateral Agent to effectuate the purposes and objectives of this Loan Agreement and the other Loan Documents. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent, the Collateral Agent or the Lender (i) to create, in favor of the Collateral Agent for the benefit of the Secured Parties perfected security interests in the Collateral subject to no Liens other than Permitted Liens; provided that any such security interest shall be subject to the relevant requirements of the Security Documents and Requirements of Law and (ii) upon the acquisition or purchase of any additional Portfolio Investments, to take such actions to Deliver such assets to the Custodian to be held in the Custodial Account in the manner set forth in the Guarantee and Security Agreement and the Custodial Agreement.

6.09  Use of Proceeds. The Borrower will use the proceeds of the Loans to finance the acquisition (either directly or through one or more Subsidiaries) of Portfolio Investments and to pay costs and expenses ancillary thereto, to fund the Interest Reserve Account in accordance with the terms hereof, to make payments or provide margin for Permitted Interest Rate Hedges in a manner consistent with the Investment Guidelines and to pay Permitted Borrower Administrative Expenses; provided that neither the Administrative Agent, the Collateral Agent nor the Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of any Requirement of Law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Borrower and its Subsidiaries only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock, or with the proceeds of equity capital of the Borrower.

6.10  Investment Guidelines. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the Investment Guidelines.

6.11  OFAC. The Borrower, its Subsidiaries and their respective Controlled Affiliates (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Collateral to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States Requirements of Law, in a Prohibited Jurisdiction or by a Prohibited Person, and no lessee or sublessee shall be a Prohibited Person or organized in a Prohibited Jurisdiction.

6.12  Financing Subsidiaries. The Borrower will cause proceeds of investments owned by Financing Subsidiaries to repay Indebtedness of such Financing Subsidiaries to the extent required by the terms thereof, and will cause any surplus proceeds, to the extent permitted by the terms thereof, to be distributed to the Borrower promptly.

6.13  Information; Reports. The Borrower will provide the Valuation Agent with any information that is in the possession of the Borrower or any Subsidiary that is, in the reasonable judgment of the Valuation Agent, necessary or advisable for the preparation of any report required to be delivered by the Valuation Agent in accordance with the Loan Documents.

6.14  USA PATRIOT Act. The Borrower, its Subsidiaries and their respective Controlled Affiliates shall be in full compliance with all applicable anti-money laundering laws, rules and regulations, including the USA Patriot Act.

6.15  Compliance Rules. The Borrower shall, and shall cause each of its Subsidiaries to, at all times, be in compliance in all material respects with the Compliance Rules.

SECTION 7. NEGATIVE COVENANTS. The Borrower covenants and agrees that, from the Effective Date and until the principal of and interest on each Loan and all other Obligations shall have been indefeasibly paid in full and the commitment of the Lender under Section 2.01(a) to make Loans has terminated:

7.01  Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, other than Permitted Indebtedness.

7.02  Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any Property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, other than Permitted Liens.

7.03  Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Dispose of all or substantially all of its Property or business, except that:

(a)                                  any Guarantor may be merged or consolidated with or into the Borrower or any other Guarantor;

(b)                                 any Subsidiary of the Borrower may Dispose of its Property or business (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor;

(c)                                  the Equity Interests of any Subsidiary of the Borrower may be sold, transferred or otherwise Disposed of to the Borrower; and

(d)                                 the Borrower and its Subsidiaries may consummate transactions permitted by Sections 7.04 and 7.05 and may Dispose of Portfolio Investments in accordance with the Investment Guidelines.

7.04  Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments, other than Permitted Investments.

7.05  Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than Restricted Payments permitted pursuant to the Priority of Payments.

7.06  Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries, to enter into or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary of the Borrower to (a) make payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness or other obligation owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower.

7.07  Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any of its Affiliates, even if otherwise permitted under this Loan Agreement, except (a) with the prior written consent of the Lender, (b) transactions between or among the Borrower and the Guarantors not involving any other Affiliate, (c) transactions permitted by the Partnership Agreement and (d) Restricted Payments permitted by Section 7.05.

7.08  Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any activity of any kind or enter into any Contractual Obligation or other undertaking which is not directly or indirectly related to (a) the purchasing, owning, holding and Disposition of Portfolio Investments in accordance with the Investment Guidelines or the ownership of Equity Interests of its Subsidiaries that it is otherwise permitted to own hereunder, (b) the Loan Documents and Permitted Interest Rate Hedges or (c) activities specifically permitted by the Partnership Agreement or incidental or ancillary to activities permitted thereunder.

7.09  No Further Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any Contractual Obligation that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Loan Agreement and the other Loan Documents, (b) covenants in documents creating Liens permitted by Section 7.02 and prohibiting further Liens on the assets encumbered thereby, (c) restrictions imposed by Requirements of Law and (d) restrictions on pledging collateral which has been pledged or posted to any Permitted Hedge Counterparty in respect of margin requirements under the terms of any Permitted Interest Rate Hedge (other than a Permitted Secured Interest Rate Hedge) to secure the obligations of the Borrower or any Subsidiary thereunder.

7.10  Modifications of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify, waive or otherwise change or consent to or agree to any amendment, modification, waiver or other change to any of its organizational documents, including the Partnership Agreement, unless such amendment, modification, waiver or change could not reasonably be expected to have an adverse impact on the Lender.

7.11  Hedge Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Permitted Interest Rate Hedges.

7.12  Subsidiary Capitalization. The Borrower will not, and will not permit any of its Subsidiaries to, create, form, acquire or make any Investment in any Subsidiary or other Person, except in compliance with Sections 6.08 and 7.04.

7.13  Accounts. The Borrower will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries) to, open or maintain any deposit, securities or commodities account, other than (i) the Custodial Account (which will include sub-accounts holding Temporary Investments), (ii) the Interest Reserve Account, (iii) an account (which will include sub-accounts holding Temporary Investments) in which the sole amount on deposit is the Working Capital Reserve, (iv) one or more accounts in which the sole funds on deposit are required to be posted or pledged as collateral in respect of margin requirements to a Permitted Hedge Counterparty under the terms of any credit support annex or similar documents entered into in connection with a Permitted Interest Rate Hedge, (v) the Escrow Account and (vi) the Distribution Account.

7.14  Payments. The Borrower will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries), to make any payment to any Person or make any expenditure for any Property, including Eligible Assets, except in accordance with Section 2.07.

7.15  Embargoed Person. The Borrower will not, and will not permit any of its Subsidiaries or any of their respective Affiliates (i) to become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) to engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining compliance with this Section 7.15, neither the Borrower nor any Subsidiary of the Borrower shall be required to make any investigation into (a) the ownership of publicly traded stock or other publicly traded securities or (b) the ownership of assets by a collective investment fund that holds assets for employee benefit plans or retirement arrangements.

SECTION 8. EVENTS OF DEFAULT.

8.01  Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)                             the Borrower shall fail to pay (i) the Principal Amount on the Maturity Date or (ii) any Interest Amount or other amount payable hereunder or under any other Loan Document, when and as the same becomes due and payable hereunder or thereunder and such failure shall continue unremedied for a period of two (2) Business Days or (iii) any other mandatory payment of the Loans under the Priority of Payments for which Collections are available in accordance therewith (and, with respect to clause (iii) above, in the case of a failure to make payment solely resulting from an administrative error (as determined by the Lender in its sole discretion), such failure to pay shall continue unremedied for a period of two (2) Business Days); or

(b)                            any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Loan Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (or, in the case of any representation that is qualified by materiality or “Material Adverse Effect”, in any respect) on or as of the date made or deemed made; or

(c)                             any Loan Party shall default in the observance or performance of any agreement contained in Section 2.07(c), Section 6.02(a), Section 6.03 (with respect to the Borrower’s existence), Section 6.08(a) or (b), or Section 7 of this Loan Agreement or Section 7 of the Guarantee and Security Agreement (and, with respect to a default under Section 2.07(c) solely resulting from an administrative error (as determined by the Lender in its sole discretion), such default shall continue unremedied for a period of two (2) Business Days); or

(d)                            any Loan Party shall default in the observance or performance of any agreement contained in Section 6.01(c), Section 6.01(d), Section 6.10 or Section 6.15, or the Borrower, any of its Subsidiaries or any other Person subject to the Investment Guidelines or the Compliance Rules (including, in respect of the Compliance Rules, the General Partner, any Relevant Person or any Secondary Person) shall default in any material respect in the observance or performance of the Investment Guidelines or the Compliance Rules, and such default shall continue unremedied for a period of five (5) Business Days after a Responsible Officer of the Borrower has knowledge thereof or the Borrower receives notice thereof from the Lender or the Administrative Agent; or

(e)                             any Loan Party shall default in the observance or performance of any other agreement contained in this Loan Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after a Responsible Officer of the Borrower has knowledge thereof or the Borrower receives notice thereof from the Lender or the Administrative Agent; or

(f)                               the Borrower or any Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (other than the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $10,000,000 or more; or

(g)                            (i) any of the General Partner, the Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any of the General Partner, the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or (iii) there shall be commenced against any of the General Partner, the Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any of the General Partner, the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any of the General Partner, the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) any of the General Partner, the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or

(h)                            (i) an ERISA Event shall have occurred, (ii) the Borrower, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (iii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in liability of the Borrower, any Subsidiary or any ERISA Affiliate in an aggregate amount exceeding (A) $10,000,000 in any year or (B) $30,000,000 for all periods; or

(i)                                one or more judgments or decrees shall be entered against any of the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j)                                any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k)                             the guarantee contained in Section 3 of the Guarantee and Security Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l)                                the occurrence of any event of Cause or Key Person Event and such event shall not have been resolved in a manner satisfactory to the Lender within thirty (30) days or such longer period as the Lender in its sole discretion may permit; or

(m)                          the withdrawal of the General Partner or general partner of the Borrower or the occurrence of a removal of one of the General Partners as the general partner of the Borrower upon the vote of UST and the other Limited Partners; or

(n)                            any Loan Party becomes an “investment company” required to be registered under the Investment Company Act.

8.02  Remedies. Upon the occurrence and during the continuance of one or more Events of Default, other than those referred to in Section 8.01(g)(i) or (ii), the Administrative Agent may and, at the request of the Lender, shall immediately take one or both of the following actions: terminate the Lender’s commitment to fund Loans on any subsequent Funding Date and declare the Principal Amount of all Loans to be immediately due and payable, together with all interest thereon and all other obligations of the Loan Parties accrued under this Loan Agreement and the other Loan Documents; provided that upon the occurrence of an Event of Default referred to in Section 8.01(g)(i) or (ii), the commitment to fund Loans on any subsequent Funding Date shall terminate automatically and the Loans shall immediately and automatically become due and payable without any further action by the Administrative Agent or the Lender. Upon such declaration or such automatic acceleration, the Principal Amount of the Loan shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party and the Agents may thereupon exercise any remedies available to them at law or pursuant to the Loan Documents, including the liquidation of the Collateral. The Administrative Agent may, and at the request of the Lender shall, exercise at any time after the occurrence and during the continuation of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

SECTION 9. AGENCY PROVISIONS.

9.01  Appointment. The Lender hereby designates and appoints the Administrative Agent as the agent of such Lender under this Loan Agreement and the other Loan Documents, and the

Lender authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Loan Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Loan Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Loan Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.02 Delegation of Duties. The Administrative Agent may execute ministerial and ancillary duties under this Loan Agreement and the other Loan Documents through third party ministerial or ancillary service providers. The Administrative Agent shall have no monitoring responsibility with respect to such persons and shall not be responsible for any misconduct or negligence on the part of any such persons appointed by the Administrative Agent with due care.

9.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, administrators, advisors, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Loan Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own negligence, bad faith, willful misconduct or fraudulent action) or (b) responsible in any manner to the Lender or any other Person for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Loan Agreement or any other Loan Document or in any certificate, report, statement, opinion of counsel or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Loan Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Loan Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Loan Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with a request of the Lender.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from the Lender or the Borrower referring to this Loan Agreement in accordance with Section 10.02, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the absence of receipt of such notice, the Administrative Agent may conclusively assume that there is no Default or Event of Default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lender. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Lender; provided that unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lender.

9.06 Non-Reliance on Administrative Agent. The Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to the Lender. The Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Loan Agreement. The Lender also represents that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lender by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide the Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or Affiliates.

9.07 Resignation and Removal of Administrative Agent.

(a)           The Administrative Agent may resign as Administrative Agent, or the Lender may, in its sole discretion, remove the Administrative Agent, with sixty (60) days’ (in the case of the Administrative Agent resigning) or thirty (30) days’ (in the case of the removal of the Administrative Agent) prior written notice (i) to the Lender and the Borrower (in the case of the Administrative Agent resigning) or (ii) to the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent, the Administrative Agent and the Borrower (in the case of the removal of the Administrative Agent). Any such resignation or removal shall become effective following the appointment of a successor Administrative Agent in accordance with the provisions of this Section 9.07. Upon any resignation or removal of the Administrative Agent, the Lender shall appoint a successor Administrative Agent, which successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Loan Agreement or any holders of the obligations owing hereunder. On and after the effective date of any resignation or removal of the Administrative Agent hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Loan Agreement.

(b)           If no successor Administrative Agent shall be appointed and shall have accepted such appointment within ninety (90) days after the aforesaid notice of resignation or removal, the

Administrative Agent, in the case of resignation, and the Lender, in the case of removal, may apply to any court of competent jurisdiction to appoint a successor Administrative Agent to act until such time, if any, as a successor Administrative Agent shall have been appointed as provided in this Section 9.07. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Administrative Agent appointed pursuant to the preceding paragraph. Any Administrative Agent shall be entitled to all Administrative Agent fees to the extent incurred or arising, or relating to events occurring, before such resignation or removal becomes effective, and the protections of Section 10.05 with respect to any costs and expenses to the extent incurred or arising, or relating to events occurring, before such resignation or removal shall survive.

(c)           If at any time the Administrative Agent shall resign or be removed or otherwise become incapable of acting, or if at any time a vacancy shall occur in the office of the Administrative Agent for any other cause, a successor Administrative Agent may be appointed as set forth in Section 9.07(a). The powers, duties, authority and title of the predecessor Administrative Agent as set forth in Section 9.07(a) shall be terminated and canceled without procuring the resignation of such predecessor and without any other formality (except as may be required by law) other than as described in Section 9.07(a). Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited, and this Loan Agreement shall vest in such successor, without any further act, deed or conveyance, all the estates, properties, rights, powers, trusts, duties, authority and title of its predecessor, but such predecessor shall, nevertheless, on the written request of the Lender or the successor, execute and deliver an instrument transferring to such successor all the estates, properties, rights, powers, trusts, duties, authority and title of such predecessor hereunder and shall deliver all Collateral held by it or its agents to such successor. Should any deed, conveyance or other instrument in writing from the Lender be required by any successor Administrative Agent for more fully and certainly vesting in such successor the estates, properties, rights, powers, trusts, duties, authority and title vested or intended to be vested in the successor Administrative Agent, any and all such deeds, conveyances and other instruments in writing shall, on reasonable request of such successor, be executed, acknowledged and delivered by the Lender.

9.08 Status of Successor Administrative Agent. Every successor Administrative Agent appointed pursuant to this Section 9 shall be a financial institution, including for purposes of Section 1.1441-1 of the Treasury Regulations, in good standing and having power to act as Administrative Agent hereunder, organized under the laws of the United States of America or any State thereof or the District of Columbia and shall have such level of experience and capabilities and also have capital, surplus and undivided profits of not less than $250,000,000 or such other amount of capital, surplus or profits as the Lender shall deem acceptable in its sole discretion.

9.09 Merger of the Administrative Agent. Any Person into which the Administrative Agent may be merged, or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Administrative Agent shall be a party, or any Person to which all or substantially all of the corporate trust assets of the Administrative Agent shall be sold, shall be Administrative Agent under this Loan Agreement without the execution or filing of any paper or any further act on the part of the parties hereto. The Administrative Agent shall provide written notice of any merger or consolidation, including any change in name, to the Lender, the Collateral Agent the Collateral Administrator, the Custodian, the Valuation Agent and the Borrower promptly, and in any event within fifteen (15) days of the effective date thereof to solicit such approvals as may be required hereunder.

9.10 Other Business Relationships. It is expressly acknowledged and agreed that The Bank of New York Mellon, in its capacity as Administrative Agent, and its respective Affiliates may engage in any kind of other banking, trust, financial advisory, or other business with any party hereto, or with the Collateral Administrator, the Custodian, the Valuation Agent, the Lender or the Borrower, in

each case as though it was not the Administrative Agent hereunder. Among other things, it is acknowledged and agreed that pursuant to such activities, The Bank of New York Mellon, in its capacity as Administrative Agent, or its respective Affiliates may from time to time receive information (including information that may be subject to confidentiality obligations) and the Administrative Agent shall be under no obligation to provide such information to any party in a way that would violate any such confidentiality obligations or other obligations it may have in respect of such other business relationships.

9.11 Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the name and address of the Lender, and the commitments of, and principal amount of the Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Agents, and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement.

9.12 Certain Matters Affecting the Administrative Agent.

(a)           The Administrative Agent shall not be required to expend or risk its own funds or otherwise incur financial liability for the performance of any of its duties hereunder or the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(b)           Notwithstanding anything in this Loan Agreement to the contrary, in no event shall the Administrative Agent be liable for special, indirect, punitive or consequential loss or damage or lost profits or loss of business arising or in connection with this Loan Agreement or the other Loan Documents.

(c)           The right of the Administrative Agent to perform any discretionary act enumerated in this Loan Agreement shall not be construed as a duty, and the Administrative Agent shall not be liable for the omission to perform any such act.

(d)           The Administrative Agent shall not be required to give any bond or surety in connection with this Loan Agreement or the powers granted hereunder.

(e)           The Administrative Agent shall at no time be under any duty to direct or supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of, Collateral.

(f)            The Administrative Agent shall not be liable for the title, validity, sufficiency, value, genuineness or transferability of any Collateral.

(g)           The Administrative Agent shall have no liability with respect to any valuation regardless of whether such valuation is significantly greater or less than other possible valuations.

SECTION 10. MISCELLANEOUS.

10.01 Amendments and Waivers. Neither this Loan Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01. Subject to the provisions of the next succeeding paragraph, the Lender and each Loan Party to the relevant Loan Document may, from time to time (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Loan Agreement or the other Loan Documents or changing in any manner the rights of the Lender and Loan Parties or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Loan Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall amend any provision of Section 9 or Section 9 of the Guarantee and Security Agreement without the written consent of the applicable Agent. Any such waiver and any such amendment, supplement or modification shall be binding upon the Loan Parties, the Lender and the Agents. In the case of any waiver, the Loan Parties, the Lender and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any purported amendment, supplement or modification not complying with the terms of this Section 10.01 shall be null and void.

Notwithstanding the foregoing, the Valuation Process may be amended, supplemented or otherwise modified from time to time (i) by the Lender, in its sole discretion and without the consent of the Borrower, the Agents or any other Person, to remove any Vendor, Broker or the Mark to Model Valuation Provider (and/or reorder the hierarchy in the case of Vendors) and to appoint a successor vendor or vendors, broker or brokers and/or Mark to Model Valuation Provider to provide the services outlined in the Valuation Process in the event any Vendor, Broker or the Mark to Model Valuation Provider ceases for any reason to provide prices or valuations with respect to Eligible Assets or Temporary Investments, as applicable, and (ii) by the Lender, with the consent of the Valuation Agent and the Majority Fund Managers, to make any other changes to the Valuation Process, and with respect to each of the foregoing clauses (i) and (ii), any such amendment, supplement or modification shall be binding upon the Loan Parties, the Lender and the Agents.

10.02 Notices.

(a)           All notices, reports, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) sent by certified or registered mail, return receipt requested, (ii) sent by overnight mail or courier, (iii) posted on the Borrower’s intranet website in accordance with Section 10.02(b) or (iv) delivered by hand, in each case, if to the Agents, at the Agents’ address, as set forth on Schedule A, if to the Custodian, at the Custodian’s address, as set forth on Schedule A, if to the Collateral Administrator, at the Collateral Administrator’s address, as set forth on Schedule A, if to the Valuation Agent, at the Valuation Agent’s address, as set forth on Schedule A, if to the Borrower, to the Borrower’s address, as set forth on Schedule A, if to any other Person party hereto at the address such Person shall have last designated by notice to each other party hereto and if to the Lender, at the Lender’s address, as set forth on Schedule A; provided that the Lender may only receive notices, reports, requests, demands and other communications hereunder pursuant to clauses (i) through (iii). Any notice, report, request, demand and other communication will be deemed received (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if posted on the Borrower’s intranet website in accordance with Section 10.02(b), on the day an e-mail is sent to the Lender at the email address of the Lender set forth on Schedule A instructing it that a notice has been posted; provided that if such e-mail is sent after 5:00 p.m. (Washington, D.C. time) or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day and (iv) if delivered by hand, when actually received.

(b)           The Borrower may, in its discretion, provide any notice, report, request, demand, consent or other communication to the Lender by posting such notice on the Borrower’s intranet website and sending an e-mail to the Lender at the email address of the Lender set forth on Schedule A notifying it of such posting.

10.03 No Waiver; Cumulative Remedies. No failure or delay on the part of the Agents or the Lender to exercise, and no course of dealing with respect to, any right, power, privilege or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise by Agents or the Lender of any right, power, privilege or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. All rights, powers, privileges and remedies of the Agents or the Lender provided for herein are cumulative and in addition to any and all other rights, powers, privileges and remedies provided by Requirements of Law, the Loan Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Agents or the Lender to exercise any of its rights under any other related document. The Agents or the Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

10.04 Survival. The obligations of the Borrower under Sections 2.03(d) and 10.05 hereof and its rights under Sections 10.15 and 10.17 hereof, shall survive the repayment of the Loans and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing herein or pursuant hereto, shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

10.05 Payment of Expenses, Taxes and Indemnification. The Borrower agrees (a) to pay or reimburse, as Borrower Administrative Expenses in accordance with Section 2.07, each of the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Valuation Agent for all of their respective reasonable documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to each such Person and filing and recording fees and expenses, (b) to pay or reimburse, as Borrower Administrative Expenses in accordance with Section 2.07, the Agents and the Lender for all their respective documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Loan Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to the Agents and the Lender, (c) to pay, indemnify, and hold the Agents and the Lender and their respective Related Parties harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise, recording and other similar taxes (excluding, for the avoidance of doubt, any tax imposed on gross or net income, profits, receipts or any other tax in the nature of an income tax, whether administered by withholding or otherwise), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement and modification of, or any waiver or consent under or in respect of, this Loan Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify, and hold each of the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Valuation Agent and their respective Related Parties (each, an “Indemnitee”) harmless and defend them from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and disbursements of legal counsel) or disbursements of any kind or nature whatsoever (except with respect to taxes, which shall be governed by clause (c) of this Section 10.05) with respect to the execution, delivery, enforcement, performance and administration of this Loan Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the negligence, bad faith, willful misconduct or fraudulent action of any Indemnitee or any of its Related Parties. The Borrower may, in its sole discretion, and at its expense, control the defense of any claim arising under clause (d) including, without limitation, designating counsel for the Indemnitees (which counsel shall be reasonably satisfactory to the Indemnitees) and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any claim; provided that (i) the Borrower may not agree to any settlement involving any Indemnitee that contains any element other than the payment of money and complete indemnification of the Indemnitee without the prior written consent of the affected Indemnitee and (ii) the Borrower shall engage and pay the reasonable expenses of separate counsel for the Indemnitee to the extent that the interests of the Indemnitee are in conflict with those of the Borrower. The Borrower shall be responsible to pay the reasonable fees of such separate legal counsel if such a conflict exists. The Borrower may not control the defense of any claim arising under clause (c) above and may not designate counsel for the Agents and the Lender and their respective Related Parties or control the negotiations, litigation, arbitration, settlements, compromises or appeals of any claims under such clause (c). Notwithstanding anything to the contrary in this Section 10.05, the Lender and its Related Parties shall be represented solely by the U.S. Department of Justice with respect to any claim arising under this Loan Agreement. All amounts due under this Section 10.05 shall be payable as Borrower Administrative Expenses in accordance with Section 2.07 and any request for payment under this Section 10.05 must be received by the Borrower, the Agents, the Collateral Administrator, the Valuation Agent and the Custodian no later than two (2) Business Days prior to the last Business Day of any month in connection with payments to be made on the next succeeding Loan Payment Date. The agreements in this Section 10.05 shall survive repayment of the Loans and all other amounts payable hereunder.

10.06 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (a) the Borrower may not assign, transfer or delegate any of its rights or obligations under this Loan Agreement or the other Loan Documents without the prior written consent of the Lender and (b) the Lender may not assign, transfer or delegate any of its rights or obligations under this Loan Agreement or the other Loan Documents to an assignee that is not an Affiliate of the Lender without the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and, with respect to each of the foregoing clauses (a) and (b), upon any assignment, transfer or delegation, the Borrower and the Lender hereby agree to enter into such reasonably acceptable amendments, supplements and modifications to this Loan Agreement and the other Loan Documents as may be necessary to account for the assignment, transfer or delegation (including to an Affiliate) to a new Lender, including amendments with respect to withholding tax indemnities, Register maintenance requirements for federal U.S. income tax purposes, increased cost provisions and customary LIBOR breakage provisions.

10.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

10.08 Counterparts and Facsimile. This Loan Agreement may be executed by one or more parties to this Loan Agreement on any number of separate counterparts. Each counterpart shall be deemed to be an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

10.09 Set-Off. In addition to any rights and remedies of the Lender provided by law, if an Event of Default has occurred and is continuing, the Lender shall have the right after payment of any Permitted Borrower Administrative Expenses, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to apply to the payment of any Obligations due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by the Lender, provided that the failure to give such notice shall not affect the validity of such application. The Lender hereby acknowledges that the Custodian may have the right of setoff in accordance with Article V of the Custodial Agreement.

10.10 Severability. Any provision of this Loan Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Loan Agreement, the other Loan Documents, the Partnership Agreement, the Investment Guidelines and the Compliance Rules represent the entire agreement of the Borrower, the Agents and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 GOVERNING LAW. THIS LOAN AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, FEDERAL LAW AND NOT THE LAW OF ANY STATE OR LOCALITY. TO THE EXTENT THAT A COURT LOOKS TO THE LAWS OF ANY STATE TO DETERMINE OR DEFINE THE FEDERAL LAW, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH COURT SHALL LOOK ONLY TO THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS.

10.13 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE U.S. COURT OF FEDERAL CLAIMS;

(B)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED (I) IF TO PARTIES OTHER THAN THE LENDER, BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 10.02 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED AND (II) IF TO THE LENDER, ONLY IN THE MANNER PROSCRIBED FOR SERVING PROCESS ON AN AGENCY OF THE U.S. FEDERAL GOVERNMENT UNDER THE FEDERAL RULES OF CIVIL PROCEDURE; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.15 Limited Recourse. Notwithstanding anything to the contrary contained in this Loan Agreement and the other Loan Documents, the obligations of the Borrower under this Loan Agreement and all other Loan Documents are solely the obligations of the Borrower and not any direct or indirect owner, director, shareholder, member, partner or officer of the Borrower and shall be payable solely to the extent of funds received by and available to the Borrower in accordance with Section 2.07. No recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Borrower arising out of or based upon this Loan Agreement or any other Loan Document against any Limited Partner, General Partner, Private Vehicle or any advisor or Subadvisor of the Borrower and, except as specifically provided herein and in the other Loan Documents, no recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Borrower arising out of or based upon this Loan Agreement against the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent or the Lender or any Affiliate of any thereof; provided, however, that the foregoing shall not relieve any Person from any liability such Person would otherwise have as a result of their own acts or omissions that constitute willful misconduct, bad faith or fraud. The provisions of this Section 10.15 shall survive the termination or expiration of this Loan Agreement.

10.16 Acknowledgments. The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents to which it is a party;

(b)           neither the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent nor the Lender has any fiduciary relationship to any Loan Party, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and

(c)           no joint venture exists among or between the Lender and any Loan Party.

10.17 Confidentiality.

Each of the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Valuation Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, accountants and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be required to keep such Information confidential), (b) in response to any order, subpoena or other form of legal process issued by any court, administrative, legislative, regulatory or governmental body purporting to have jurisdiction over it (including any self-regulatory authority) or otherwise required by any applicable law or regulation; provided that prior to any disclosure of such information, the party receiving such order, subpoena or other form of legal process shall notify the Borrower, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent and the Lender, unless prohibited by any Requirement of Law from doing so, of any proposed disclosure as far in advance of such disclosure as practicable so that such applicable party may seek a protective order or other appropriate remedy and upon such applicable party’s request, the party receiving such order, subpoena or other form of legal process shall take all reasonable actions to ensure that any information disclosed shall be accorded confidential treatment, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Loan Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to any actual or prospective counterparty (or its advisors) to any derivative transaction relating to the Borrower and its Obligations, (f) with the written consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.17 or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian or the Valuation Agent or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or the Lender. UST intends, subject to applicable Requirement of Law, to hold confidential all confidential information provided to it by or on behalf of any member of the General Partner Group.

For purposes of this Section 10.17, “Information” means all information (including any financial models (and any assumptions and inputs underlying such models) and any non-publicly available information in respect of any Portfolio Investments (including holdings, CUSIP numbers and market prices thereof)) received from the General Partner, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent, the Subadvisors, the Borrower or any of its Subsidiaries or any of their respective Affiliates relating to the Borrower or any of its Subsidiaries or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent and the Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18 Schedule A. Each provision of this Loan Agreement is subject to the amendments, restatements, supplements or other modifications contained in Schedule A. In the event of a conflict between the terms of this Loan Agreement and the terms of Schedule A, Schedule A shall control.

10.19 Lender in Capacity as an Investor. The parties hereto acknowledge that the Lender is also a Limited Partner under the Partnership Agreement and agree that to the extent permitted by applicable law, the Lender may act in such capacity under the Partnership Agreement and generally engage with the Borrower or any of its Subsidiaries in such capacity as though the Lender were not the Lender and without affecting in any manner its rights under this Loan Agreement.

10.20 Limitation of Liability. No claim may be made by any party under this Loan Agreement against the Lender, the Borrower or their respective Affiliates, employees, directors, officers, advisors, administrators, agents and counsel for any special, indirect, punitive or consequential losses or damages of any kind in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Loan Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith and such party hereby waives, releases and agrees not to sue upon any claim for any such losses or damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.21 Termination. Upon the termination of the commitment of the Lender under Section 2.01(a) to make Loans and the indefeasible payment in full in Cash of all of the Secured Obligations and any other obligations and liabilities of the Borrower and the Guarantors to any Permitted Hedge Counterparty under any Permitted Interest Rate Hedge, this Loan Agreement shall terminate (other than any provisions hereof expressly stated to survive termination).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

[BORROWER], as Borrower

THE BANK OF NEW YORK MELLON, as Administrative Agent

THE BANK OF NEW YORK MELLON, as Collateral Agent

THE UNITED STATES DEPARTMENT OF THE TREASURY, as Lender

SCHEDULE A

SUPPLEMENT TO LOAN AGREEMENT

EXHIBIT A

FORM OF NOTE

[MAXIMUM UST DEBT AMOUNT]
[ ] [ ], 2009	New York, New York

FOR VALUE RECEIVED, [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”), hereby promises to pay to THE UNITED STATES DEPARTMENT OF THE TREASURY or its registered assigns (the “Lender”), at the principal office of the Lender in lawful money of the United States, and in immediately available funds, the principal sum of [MAXIMUM UST DEBT AMOUNT] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loans shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by the Lender.

This Note is the Note referred to in the Loan Agreement dated as of the date set forth in Schedule A thereto (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among the Borrower, The Bank of New York Mellon, as administrative agent and collateral agent, and the Lender, and evidences the Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement. The terms and conditions of the Loan Agreement are hereby incorporated in their entirety by reference as though fully set forth herein. Upon the occurrence of certain Events of Default as more particularly described in the Loan Agreement, the unpaid principal amount evidenced by this Note, together with any accrued and unpaid interest, shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount, together with any accrued and unpaid interest, may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

The Borrower, and any indorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time in accordance with the terms of the Loan Agreement, and consent to the acceptance of further Collateral and the release of any Collateral for this Note and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Sections 10.12, 10.13, 10.14, 10.15 and 10.20 of the Loan Agreement shall apply to this Note and are hereby incorporated by reference herein.

By:
Name:
Title:

SCHEDULE OF LOANS

This Note evidences the Loans made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payments and prepayments of principal set forth below:

LOAN GRID

Date of
Borrowing	Principal Amount	Amount of	Unpaid
and	of	Principal Paid	Principal	Notation
Rate	Loan	or Prepaid	Balance	Made By

EXHIBIT B

FORM OF [EFFECTIVE DATE CERTIFICATE][NOTICE OF BORROWING](1)

[certificate # ](2)

[insert date]

The Bank of New York Mellon

[ADDRESS]

Attention:

United States Department of the Treasury

[ADDRESS]

Attention:

Ladies/Gentlemen:

Reference is made to the Loan Agreement dated as of the date set forth in Schedule A thereto (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”), THE BANK OF NEW YORK MELLON, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent, and THE UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”). Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Loan Agreement.

[In accordance with Section 2.03(a) of the Loan Agreement, the undersigned, in its capacity as a Responsible Officer of the Borrower and without assuming personal liability, hereby requests that you, the Lender, make a Loan in the amount of $[AMOUNT] to the Borrower on [insert date] (the “Funding Date”).](3)

The Borrower hereby certifies to the Administrative Agent and the Lender, as of the [Effective Date][Funding Date], that:

(a)                                           no Default or Event of Default has occurred and is continuing as of the date hereof [and on such Funding Date](4);

(b)                                          each of the representations and warranties made by the Loan Parties and the General Partner in the Loan Agreement, the other Loan Documents and the Partnership Agreement is true and correct in all material respects on and as of such date, as if made on and as of the date hereof [and on such Funding Date](5) (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date, or, if such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in all respects on such respective dates);

(1) Effective Date Notice may be combined with Notice of Borrowing provided there is a borrowing on the Effective Date

(2) Notice of Borrowing only

(3) Notice of Borrowing only

(4) Notice of Borrowing only

(5) Notice of Borrowing only

(c)                                           the Loan Parties are in compliance in all material respects (or, in the case of covenants or other agreements qualified by materiality or material adverse effect, is in compliance in all respects) with the covenants and other agreements set forth in the Loan Agreement and the other Loan Documents, and the General Partner is in compliance in all material respects (or, in the case of covenants or other agreements qualified by materiality or material adverse effect, is in compliance in all respects) with the covenants and other agreements set forth in the Partnership Agreement;

(d)                                          the Borrower and its Subsidiaries have obtained all necessary material authorizations, approvals or consents (including Partner approvals, if any) of any Governmental Authority or any other Person in connection with the execution, delivery and performance of the Loan Agreement and the other Loan Documents (including for the extensions of credit to be made thereunder) by the Loan Parties, and such authorizations, approvals or consents are in full force and effect;

(e)                                           [the Borrower is in compliance with the Financial Covenants as calculated as of such proposed Funding Date immediately prior to giving effect to such funding and is in compliance with such Financial Covenants on a Pro Forma basis as of such Funding Date after giving effect thereto](6);

(f)                                             [the Borrower and its Subsidiaries have not engaged in any activity of any kind or entered into any Contractual Obligation or other undertaking which is not directly or indirectly related to (i) the purchasing, owning, holding and Disposition of Portfolio Investments in accordance with the Investment Guidelines or the ownership of Equity Interests of its Subsidiaries that it is otherwise permitted to own hereunder, (ii) the Loan Documents and Permitted Interest Rate Hedges or (iii) activities specifically permitted by the Partnership Agreement or incidental or ancillary to activities permitted thereunder](7);

(g)                                          [there exists no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any Governmental Authority (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision and that, if adversely determined could reasonably be expected to have a Material Adverse Effect or (ii) which questions the legality, validity or enforceability of any Loan Document or any action to be taken in connection with the transaction contemplated thereby](8);

(h)                                          [the Borrower has raised a minimum of $500 million in Capital Commitments from Partners, other than UST, available to be contributed to the Borrower](9);

(i)                                              the Borrower and its Subsidiaries have satisfied (or the Lender has waived in accordance with Section 10.01) all conditions precedent in Section[s] [4.01] [and] [4.02] of the Loan Agreement and all other requirements of the Loan Agreement; and

(j)                                              [the Partners, other than UST have, in the aggregate, contributed an amount equal to the sum of their respective Pro Rata Shares of the Capital Contributions pursuant to Section 3.1 of the Partnership Agreement](10).

Very truly yours,

(6) Notice of Borrowing only

(7) Notice of Borrowing only

(8) Effective Date only

(9) Effective Date only

(10)Notice of Borrowing only

By:
Name:
Title:

EXHIBIT C

FORM OF FINANCIAL STATEMENT CERTIFICATE

This Financial Statement Certificate (“Certificate”) is delivered pursuant to Section 6.01 of the Loan Agreement dated as of the date set forth on Schedule A thereto (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”), THE BANK OF NEW YORK MELLON, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and collateral agent and THE UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”). Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement.

The undersigned, in its capacity as a Responsible Officer and without assuming personal liability, hereby certifies to the Administrative Agent and the Lender as follows:

1.               I am a duly elected, qualified and acting Responsible Officer of the Borrower.

2.               I have reviewed and am familiar with the contents of this Certificate.

3.               I have reviewed the terms of the Loan Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present the Consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries consistently applied as at the date thereof, subject to normal yearend audit adjustments and the absence of footnotes, if applicable. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [,except [specify]].

4.               To the best of my knowledge, during the last fiscal [quarter][year], each Loan Party has observed or performed, in all material respects, all of its covenants and other agreements and has satisfied, in all material respects, every condition contained in the Loan Agreement and other Loan Documents to be observed, performed or satisfied by it [,except [specify]].

5.               There has been no change in GAAP, as applied by (or in the application of GAAP by) the Borrower since the delivery of the latest Financial Statements [,except [specify]].

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

By:
Name:
Title:

Dated: , 20

EXHIBIT D

FORM OF CALCULATION CERTIFICATE

This Calculation Certificate (“Certificate”) is delivered pursuant to Section 6.01 of the Loan Agreement dated as of the date set forth on Schedule A thereto (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”), THE BANK OF NEW YORK MELLON, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and collateral agent and THE UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”). Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement.

The undersigned, in its capacity as a Responsible Officer and without assuming personal liability, hereby certifies to the Administrative Agent, the Collateral Administrator and the Lender as follows:

1.               I am the duly elected, qualified and acting Responsible Officer of the Borrower.

2.               I have reviewed and am familiar with the contents of this Certificate.

3.               Attached hereto as Attachment 1 are the computations of the Financial Covenants which computations are provided for informational purposes only.

4.               The calculations set forth in Attachment 2 with respect to the Market Value of all Portfolio Investments held by the Borrower and its Subsidiaries as of such date, as determined by the Valuation Agent, including the ownership of such assets by the Person holding such assets, fairly present the Market Value of such Portfolio Investments; it being understood that the Borrower shall not have any responsibility or obligation for any errors or omissions made by any Vendor, Broker, Mark to Model Valuation Provider or other pricing services used to value Collateral and shall have no liability with respect to any such valuation if such valuation was made in accordance with the Valuation Process regardless of whether such valuation is significantly greater or less than other possible valuations.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

[BORROWER]

By:
Name:
Title:

Dated: , 20